Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

LD HOLDINGS, INC.,

a Delaware corporation

LAZY DAYS’ R.V. CENTER, INC.,

a Florida corporation

EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST FOR THE EMPLOYEES OF LAZY DAYS,

THE OTHER STOCKHOLDERS OF LD HOLDINGS, INC.

AND

RV ACQUISITION INC.,
a Delaware corporation

Dated as of April 27, 2004

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF STOCK
1.1	Purchase and Sale
1.2	Purchase Price
1.3	Closing

ARTICLE II CONSIDERATION AND MANNER OF PAYMENT
2.1	Purchase Price
2.2	Payment
2.3	Net Working Capital Adjustment
2.4	Cash

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS
3.1	Organization and Qualification
3.2	Authorization; Enforceability; No Violation
3.3	Organizational Documents
3.4	Capitalization
3.5	Options
3.6	Limited Operations
3.7	Subsidiaries and Investments
3.8	Financial Statements
3.9	Absence of Undisclosed Liabilities
3.10	Taxes
3.11	Material Contracts
3.12	Real Property
3.13	Personal Property
3.14	Litigation
3.15	Compliance with Applicable Laws
3.16	Intellectual Property
3.17	Minute Books; Stock Records and Bank Accounts
3.18	Absence of Certain Changes
3.19	Insurance Policies
3.20	Licenses and Permits
3.21	Employee Benefit Plans
3.22	Health, Safety and Environment
3.23	Labor Matters
3.24	Affiliate Transactions
3.25	Brokers
3.26	Warranty
3.27	Product Recall
3.28	Prohibited Payments
3.29	Suppliers

3.30	Seller Transaction Fees

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS
4.1	Organization and Standing
4.2	Authorization; Enforceability
4.3	Title to Shares
4.4	Governmental Approvals and Filings
4.5	Litigation
4.6	No Violation
4.7	Brokers

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ESOP
5.1	Organization and Standing
5.2	Authorization; Enforceability
5.3	Title to Shares
5.4	Governmental Approval and Filings
5.5	Litigation
5.6	No Violation
5.7	Brokers

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER
6.1	Organization and Standing
6.2	Authorization; Enforceability
6.3	No Violation
6.4	Financing
6.5	Litigation
6.6	Governmental Approvals and Filings
6.7	Brokers

ARTICLE VII CERTAIN COVENANTS AND OTHER TERMS
7.1	Conduct of Business
7.2	Filings; Consents; Etc
7.3	Additional Agreements
7.4	Schedules Update
7.5	HSR Filing
7.6	Delivery and Cancellation of Warrants
7.7	Notification of Certain Matters
7.8	Audited Financial Statements
7.9	Refinancing of Senior Debt
7.10	ESOP Matters
7.11	Exclusivity
7.12	Risk of Loss
7.13	Amended Tax Returns and 2003 Tax Returns
7.14	Phantom Payment Obligations
7.15	Indebtedness

ARTICLE VIII CONDITIONS PRECEDENT TO THE CLOSING
8.1	Conditions Precedent to Each Party’s Obligations
8.2	Conditions Precedent to Obligations of the Buyer
8.3	Conditions Precedent to Obligations of the Sellers

ARTICLE IX CLOSING
9.1	Time and Place
9.2	Deliveries by the Companies, the Sellers, the Sellers’ Representative and the ESOP
9.3	Deliveries by the Buyer

ARTICLE X POST CLOSING COVENANTS
10.1	Tax Covenants
10.2	Non-competition; Nonsolicitation; Confidentiality
10.3	ESOP Matters
10.4	Further Assurances

ARTICLE XI INDEMNIFICATION
11.1	Survival of the Companies’, the Sellers’ and the ESOP’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations
11.2	Survival of Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations
11.3	Indemnification by the Sellers
11.4	Further Indemnification by the Sellers
11.5	Indemnification by the Buyer
11.6	Indemnification Procedure for Third Party Claims
11.7	Reduction of Loss
11.8	Limitation on Indemnities
11.9	Exclusion of Other Remedies
11.10	Indemnification Obligations of the Companies

ARTICLE XII TERMINATION
12.1	Termination
12.2	Effect of Termination

ARTICLE XIII MISCELLANEOUS
13.1	Notices, Consents, Etc
13.2	Severability
13.3	Successors; Assignment
13.4	Documents
13.5	Counterparts
13.6	Expenses
13.7	Cooperation by the Parties
13.8	Governing Law
13.9	Table of Contents and Headings
13.10	Definitions
13.11	Entire Agreement

13.12	Third Parties
13.13	Schedules
13.14	Interpretive Matters
13.15	SUBMISSION TO JURISDICTION
13.16	WAIVER OF JURY TRIAL
13.17	Specific Performance
13.18	Public Announcements
13.19	Appointment of Sellers’ Representative

v

LIST OF SCHEDULES

Schedule 2.1(a)(i)	Funded Debt Amount
Schedule 2.2(b)(i)	Pre-Merger Shares Payments
Schedule 2.2(b)(ii)	Class C Common Shares Payment
Schedule 2.2(b)(iii)	Allocated Shares Payment
Schedule 2.2(b)(iv)	Unallocated Shares Payment
Schedule 2.3(c)	Tax Benefits
Schedule 3.1	Organization and Qualification
Schedule 3.2(b)	Authorization
Schedule 3.5	Options
Schedule 3.7(a)	Subsidiaries and Investments
Schedule 3.7(b)	Subsidiaries - Capitalization
Schedule 3.7(c)	Subsidiaries – Options
Schedule 3.9	Absence of Undisclosed Liabilities
Schedule 3.10	Taxes
Schedule 3.11	Material Contracts
Schedule 3.12	Real Property
Schedule 3.13(a)	Title
Schedule 3.13(b)	Condition
Schedule 3.13(d)	Inventory
Schedule 3.14	Litigation
Schedule 3.15	Compliance with Applicable Laws
Schedule 3.16(b)	Intellectual Property
Schedule 3.16(c)	Validity of Intellectual Property
Schedule 3.16(e)	Systems
Schedule 3.17	Minute Books; Stock Records and Bank Accounts
Schedule 3.18	Absence of Certain Changes
Schedule 3.20	Licenses and Permits
Schedule 3.21	Employee Benefit Plans
Schedule 3.21(j)	ESOP Liability Indemnities
Schedule 3.22	Health, Safety and Environment
Schedule 3.23	Labor Matters

Schedule 3.24	Affiliate Transactions
Schedule 3.25	Brokers (Companies)
Schedule 3.26	Warranty
Schedule 3.29	Suppliers
Schedule 4.3	Sellers’ Liens
Schedule 4.7	Brokers (Sellers)
Schedule 7.1(a)	Employee Benefits Changes
Schedule 7.6	Warrants
Schedule 7.9	Refinancing of Senior Debt
Schedule 7.10(d)	Required ESOP Actions
Schedule 8.2(d)	UCC Termination Statements
Schedule 8.2(j)	Termination of Affiliate Transactions
Schedule 11.3(e)	Excluded Liabilities
Schedule 11.8(f)	Indemnification Schedule

LIST OF EXHIBITS

Exhibit A	Ownership of Shares
Exhibit B	Allocation of Purchase Price
Exhibit C	Financing Commitment
Exhibit D	Form of Release
Exhibit E	Non-compete and Covenant Agreement
Exhibit F	LDRV Agreement
Exhibit G	Net Working Capital Calculation
Exhibit 2.2(a)	Form of Escrow Agreement
Exhibit 7.9	Refinancing of Senior Debt
Exhibit 8.2(c)	Opinion of Counsel (Companies, ESOP and Trustee)
Exhibit 8.2(k)	Lease Amendment
Exhibit 8.2(l)	Forms of Employment Agreements
Exhibit 8.3(b)	Supplemental Phantom Plan Payment Obligations
Exhibit 8.3(c)	Phantom Plan Payment Obligations
Exhibit 8.3(d)	ESOP Promissory Notes
Exhibit 8.3(f)	Opinion of Counsel (Buyer)

TABLE OF DEFINED TERMS

Acquisition Expenses	Section 7.11
Acquisition Proposal	Section 7.11
Affiliate	Section 13.10
Affiliate Agreements	Section 3.24
Agreement	Introduction
Agreement Among Sellers	Section 13.10
Alliance	Section 7.6
Amendment	Section 7.10(e)
Asbestos Liabilities	Section 13.10
Audited Financial Statements	Section 3.8
Auditors	Section 7.8
Business	Section 13.10
Buyer	Introduction
Buyer Group	Section 10.2(h)
Buyer Indemnified Party	Section 11.3
Buyer Preferred Stock	Section 13.10
Buyer Transaction Expenses	Section 13.10
CERCLA	Section 13.10
Class A Common Stock	Section 13.10
Class A Preferred Stock	Section 13.10
Class B Common Stock	Section 13.10
Class B Preferred Stock	Section 13.10
Class C Common Stock	Section 13.10
Closing	Section 9.1
Closing Date	Section 9.1
COBRA	Section 13.10
Code	Section 13.10
Comfort Letter	Section 7.8
Common Stock	Section 3.4(a)
Companies	Introduction
Companies’ Intellectual Property Rights	Section 3.16(c)
Company Group	Section 10.2(c)
Confidential Information	Section 10.2(c)
Consent	Section 13.10
Continuous ESOP	Section 13.10
Contracts	Section 3.11

Current Premium	Section 11.10(c)
Defense Notice	Section 11.6
Deficit	Section 2.3(a)
District Director	Section 7.10(e)
Employee Plan	Section 3.21(a)
Employee Plans	Section 3.21(a)
Employment Agreement	Section 8.2(l)
Environmental and Safety Requirements	Section 13.10
ERISA	Section 13.10
ERISA Representations	Section 13.10
Escrow Agent	Section 2.2(a)
Escrow Agreement	Section 2.2(a)
ESOP	Introduction
ESOP Advisor	Section 13.10
ESOP Common Shares	Recitals
ESOP Consideration	Section 2.2(b)
ESOP Fiduciary	Section 13.10
ESOP Liability	Section 13.10
ESOP Loan	Section 13.10
ESOP Loan Payment Amount	Section 2.2(c)(i)
ESOP Percentage	Section 10.1(d)
Estoppel Certificates	Section 8.2(h)
Excluded Liabilities	Section 13.10
Fairness Opinion	Section 8.1(g)
Fiduciary	Section 13.10
Final Balance Sheet	Section 2.3(b)
Final Net Working Capital	Section 2.3(a)
Final Schedule	Section 2.3(b)
Financial Statements	Section 3.8
FIRPTA Certificate	Section 8.2(g)(iv)
First Person	Section 13.10
Floor Plan Lenders	Section 13.10
Floor Price Agreements	Section 13.10
Funded Debt Amount	Section 13.10
GAAP	Section 13.10
Governmental Authority	Section 13.10
Gross Purchase Price	Section 2.1
Ground Lease	Section 8.2(j)

x

Hazardous Materials	Section 13.10
HSR Act	Section 13.10
Improvements	Section 3.12(c)(iv)
Indebtedness	Section 13.10
Indemnification Schedule	Section 11.8(f)
Indemnified Party	Section 11.6
Indemnifying Party	Section 11.6
Indemnity Cash	Section 2.2(a)
Indemnity Holdback	Section 2.2(a)
Insurance Policies	Section 3.19
Intellectual Property License	Section 3.11(g)
Intellectual Property Rights	Section 3.13(a)
IRS	Section 3.21(e)
IRS Approval	Section 7.10(e)
Knowledge	Section 13.10
Latest Audited Balance Sheet	Section 3.8
Latest Balance Sheet	Section 3.8
Lazy Days	Introduction
LDH	Introduction
LDRV Agreement	Section 13.10
Lease Amendment	Section 8.2(k)
Leased Property	Section 3.12(a)
Leases	Section 13.10
Licenses	Section 3.20
Lien	Section 13.10
Limited Remedy	Section 3.11
Loss	Section 11.3
Losses	Section 11.3
Material Adverse Change	Section 13.10
Material Adverse Effect	Section 13.10
Material Contracts	Section 3.11
Net Purchase Price	Section 2.1
Net Working Capital	Section 13.10
Non-Disturbance Agreements	Section 8.2(i)
Nonsolicitation Period	Section 10.2(b)
Note Shares	Recitals
Organizational Documents	Section 13.10
Owned Property	Section 3.12(a)

Parties	Introduction
Party	Introduction
Payment Obligations Amount	Section 13.10
PBGC	Section 13.10
Permitted Liens	Section 13.10
Person	Section 13.10
Plan Affiliate	Section 13.10
Post-Closing Taxes	Section 10.1(a)
Pre-Closing Taxes	Section 10.1(a)
Preferred Stock Per Share Price	Section 13.10
RCRA	Section 13.10
Real Property	Section 3.12(b)
Real Property Laws	Section 3.12(c)
Release and Waiver	Section 7.10(d)
Required Net Working Capital	Section 13.10
Restated Floor Plan Agreement	Section 13.10
RV	Section 3.11(c)
Securities Act	Section 13.10
Seller	Introduction
Seller Confidential Information	Section 10.2(h)
Seller Indemnified Party	Section 11.5
Seller Transaction Fees	Section 13.6
Sellers	Introduction
Sellers Contributed Shares	Recitals
Sellers Contribution Agreement	Recitals
Sellers’ Representative	Introduction
Senior Lenders	Section 13.10
Shares	Recitals
Shrinkwrap Software	Section 3.16(b)
Straddle Period	Section 10.1(a)
Subsidiary	Section 13.10
Surplus	Section 2.3(a)
Surveys	Section 8.2(g)(iii)
Systems	Section 3.16(e)
Tax Accruals	Section 10.1(d)
Tax Benefit	Section 13.10
Tax Representations	Section 13.10
Tax Return	Section 13.10

Taxes	Section 13.10
Third Party Acquisition	Section 7.11
Third Party Claim	Section 11.6
Threatened	Section 13.10
Title Commitments	Section 8.2(g)(i)
Title Company	Section 8.2(g)(i)
Title Policies	Section 8.2(g)(ii)
Title Representations	Section 13.10
Trustee	Introduction
Unaudited Financial Statements	Section 3.8
USTs	Section 3.22(b)
Wallace	Recitals
Wallace Contributed Shares	Recitals
Wallace Contribution Agreement	Recitals
Wallace Note Agreement	Recitals
WARN Act	Section 13.10
Warrants	Section 7.6

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 27, 2004, by and among LD HOLDINGS, INC., a Delaware corporation (“LDH” ), LAZY DAYS’ R.V. CENTER, INC., a Florida corporation and wholly owned subsidiary of LDH (“Lazy Days”, and together with LDH, collectively referred to herein as the “Companies”), the EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST FOR THE EMPLOYEES OF LAZY DAYS (the “ESOP”), acting herein through James L. Farnsworth as the directed trustee of the ESOP (the “Trustee”) in accordance with the terms of the ESOP and not in his individual capacity, pursuant to the direction of the ESOP Fiduciary, THE OTHER STOCKHOLDERS OF LDH, listed on the signature page(s) (each individually a “Seller” and collectively, the “Sellers”), OAKRIDGE CONSULTING, solely as agent for the Sellers as herein provided (the “Sellers’ Representative”), and RV ACQUISITION INC., a Delaware corporation (the “Buyer”). Each of the parties named above may be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 13.10.

RECITALS

WHEREAS, as of the date hereof, the ESOP owns 1,386,433.1564 shares of Class A Common Stock (of which 131,384.2272 are subject to a floor price) and 47,035.6106 shares of Class C Common Stock (all of which are subject to a floor price) (collectively, the “ESOP Common Shares”); and

WHEREAS, as of the date hereof, the Sellers own those shares of capital stock of LDH as set forth on Exhibit A attached hereto (together with the ESOP Common Shares, the “Shares”); and

WHEREAS, as of the date hereof, the ESOP and the Sellers collectively own all of the issued and outstanding shares of capital stock of LDH; and

WHEREAS, the ESOP Fiduciary shall receive an opinion of the ESOP Advisor, dated as of the Closing Date, as to whether, as of the Closing Date, (i) the consideration to be paid to the ESOP for the ESOP Common Shares pursuant to the terms hereof is not less than “adequate consideration” as determined under ERISA, (ii) the terms and conditions of the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view, and (iii) the consideration to be paid to the ESOP for the ESOP Common Shares pursuant to the terms hereof is not less than the consideration that the ESOP would have received hereunder had the Agreement Among Sellers not been entered into, a copy of which opinion shall be delivered to the Buyer; and

WHEREAS, the Sellers shall have entered into a Contribution Agreement with the Buyer and Bruckmann, Rosser, Sherrill & Co. II, L.P. (or one or more of its Affiliates) (the “Sellers Contribution Agreement”) pursuant to which the Sellers will immediately prior to the Closing contribute certain shares of capital stock of LDH (the “Sellers Contributed Shares”) to the Buyer in exchange for the Buyer Preferred Stock in a transaction intended to qualify as a tax-free contribution pursuant to Section 351 of the Code; and

WHEREAS, Donald W. Wallace (“Wallace”) shall have entered into a Contribution Agreement with the Buyer and Bruckmann, Rosser, Sherill & Co. II, L.P. (or one or more of its Affiliates) (the “Wallace Contribution Agreement”) pursuant to which Wallace will immediately prior to the Closing contribute certain shares of capital stock of LDH with a value of $5,000,000 (the “Wallace Contributed Shares”) to the Buyer in exchange for certain shares of Series A Preferred Stock of the Buyer par value $0.01 per share and certain shares of common stock of the Buyer, par value $0.01 per share in a transaction intended to qualify as a tax-free contribution pursuant to Section 351 of the Code;

Wallace shall have entered into a Wallace Note Agreement with Lazy Days (the “Wallace Note Agreement”) pursuant to which Wallace will immediately prior to the Closing contribute certain shares of capital stock of LDH with a value of $7,000,000 (the “Note Shares’) to Lazy Days in exchange for certain senior notes due 2012 of Lazy Days; and

WHEREAS, the Buyer has agreed to purchase from the Sellers and the ESOP, and the Sellers and the ESOP desire to sell to the Buyer, the Shares (other than the Sellers Contributed Shares, the Wallace Contributed Shares and the Note Shares), pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE OF STOCK

1.1                                 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing the Buyer shall purchase the Shares (other than the Sellers Contributed Shares, the Wallace Contributed Shares and the Note Shares) from the Sellers and the ESOP, and the Sellers and the ESOP shall severally sell such Shares to the Buyer.  The Parties agree that no amount paid pursuant to this Agreement to any Party is being paid with respect to the Sellers Contributed Shares, the Wallace Contributed Shares and the Note Shares, and the Parties agree not to take an inconsistent position on any return or other document filed with any tax authority except as may be required by law.

1.2                                 Purchase Price.  The purchase price for the Shares to be purchased pursuant to Section 1.1 shall be paid in the amount and in the manner set forth in ARTICLE II.

1.3                                 Closing.  The closing of the purchase and sale of the Shares shall take place as described in ARTICLE IX, provided that the closing conditions set forth in ARTICLE VIII have been met or waived as provided in ARTICLE VIII at or prior to the Closing.

ARTICLE II
CONSIDERATION AND MANNER OF PAYMENT

2.1                                 Purchase Price.  Subject to adjustment as provided in Section 2.2(c), Section 2.3 and Section 2.4 the Buyer shall pay an amount in cash equal to $172,700,000 (the “Gross

Purchase Price”), of which (a) an amount in cash equal to the sum of (i) Funded Debt Amount, plus (ii) the Payment Obligations Amount, plus (iii) the payment obligations under the promissory notes listed on Exhibit 8.3(d) and those payment obligations, if any, as set forth in Section 7.10(b), shall be paid to certain persons on behalf of the Companies as provided in Section 7.10(b) and Section 8.3(d), plus (iv) the Seller Transaction Fees, shall be paid to certain persons on behalf of Lazy Days as provided in Sections 7.9, 8.3(b), 8.3(c) and 13.6(a), and (b) the remaining balance of the cash, after payment of those items set forth in subparagraph (a) above, shall be paid to the Sellers and the ESOP, payable as set forth in Section 2.2 (the “Net Purchase Price”).

2.2                                 Payment.

(a)                                  Indemnity Holdback.  On the Closing Date, the Buyer shall deposit (i) an amount in cash equal to $20,000,000 (“Indemnity Cash”), plus (ii) stock certificates representing the shares of the Buyer Preferred Stock issued to Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) on behalf of the Sellers pursuant to the terms and conditions of the Sellers Contribution Agreement (collectively, the “Indemnity Holdback”) with the Escrow Agent, to be held and disbursed pursuant to an escrow agreement among the Buyer, the Sellers, the Sellers’ Representative and the Escrow Agent, substantially in the form and on terms and conditions as set forth in Exhibit 2.2(a) attached hereto (the “Escrow Agreement”).

(b)                                 ESOP Consideration.  In exchange for the ESOP Common Shares, on the Closing Date, the Buyer shall pay to the ESOP an amount in cash equal to the total of (i) an amount determined pursuant to Schedule 2.2(b)(i), plus (ii) an amount determined pursuant to Schedule 2.2(b)(ii), plus (iii) an amount determined pursuant to Schedule 2.2(b)(iii), plus (iv) an amount determined pursuant to Schedule 2.2(b)(iv), by wire transfer of immediately available funds to bank accounts designated by the ESOP and specified to the Buyer in writing at least two (2) business days prior to the Closing Date.  Any amounts paid to the ESOP in exchange for the ESOP Common Shares pursuant to the terms of this Section 2.2(b) shall be considered “ESOP Consideration”.

(c)                                  ESOP Loan.

(i)                                     Immediately following the payments contemplated by Section 2.2(b), the ESOP shall repay to the Company a portion of the ESOP Loan in an amount equal to the portion of the ESOP Consideration which was paid by the Buyer pursuant to Schedule 2.2(b)(iv) (the “ESOP Loan Payment Amount”) .

(ii)                                  For purposes hereof, all of the Parties hereto agree and acknowledge that the Companies shall pay on the Closing Date $1,738,810 of such ESOP Loan Payment Amount to the ESOP on behalf of the allocated shares that are not subject to a floor price, and the remainder of such ESOP Loan Payment Amount to the Sellers.

(iii)                               Lazy Days, the ESOP and the Trustee, as directed by the ESOP Fiduciary, hereby agree and acknowledge that following payment of the ESOP Loan Payment Amount from the ESOP to Lazy Days, the ESOP Loan shall be forgiven and the ESOP shall have no further obligation to Lazy Days with respect to the ESOP Loan, and Lazy Days shall have no recourse against the ESOP for amounts then remaining due under the ESOP Loan.

(d)                                 Balance of Net Purchase Price.  On the Closing Date, the Buyer shall pay to the Sellers the Net Purchase Price subject to the adjustments as set forth in Section 2.2(c), Section 2.3 and Section 2.4 minus the Indemnity Cash, minus the ESOP Consideration, allocated among the Sellers as set forth opposite the name of such Seller on Exhibit B, which exhibit shall have been prepared consistently with the Agreement Among Sellers, a copy of which shall be delivered to the Buyer no later than two (2) business days prior to the Closing, by wire transfer of immediately available funds, to the respective bank accounts of the Sellers, or to a disbursement agent appointed by the Sellers.  The Sellers’ Representative shall specify such accounts in writing at least two (2) business days prior to the Closing Date.  In the event that there is a discrepancy between the Agreement Among Sellers and Exhibit B, the allocation set forth on Exhibit B shall govern.

2.3                                 Net Working Capital Adjustment.

(a)                                  Adjustment.  Notwithstanding anything to the contrary contained herein, the Net Purchase Price shall be increased or decreased on a dollar for dollar basis to the extent that the Final Net Working Capital is greater or less than the Required Net Working Capital.

(b)                                 Final Balance Sheet.  The Companies have prepared and delivered to the Buyer (i) a balance sheet of Lazy Days as of March 31, 2004 (the “Final Balance Sheet”), and such Final Balance Sheet has been prepared in accordance with GAAP applied on a basis consistent with that employed by Lazy Days in the preparation of the Latest Balance Sheet, and (ii) a schedule (the “Final Schedule”) setting forth (A) the Net Working Capital of Lazy Days as of March 31, 2004 (the “Final Net Working Capital”), (B) the amount, if any, by which the Final Net Working Capital is less than the Required Working Capital (such deficiency being a “Deficit”), or (C) the amount, if any, by which the Final Net Working Capital is greater than the Required Working Capital (such excess being “Surplus”). If there is a Deficit, the Net Purchase Price payable pursuant to Section 2.1 shall be reduced by the amount of such Deficit, or if there is a Surplus, the Net Purchase Price payable pursuant to Section 2.1 shall be increased by the amount of such Surplus.

(c)                                  Tax Benefits. The amount of Tax Benefits shown on Schedule 2.3(c) resulting from the payments listed on Schedule 2.3(c) that are contemplated in connection with the transactions hereunder shall accrue for the benefit of the Sellers and shall, without duplication, be reflected as a positive adjustment to Final Net Working Capital, regardless of whether the amount of such Tax Benefits are shown on the Final Balance Sheet or the Final Schedule.  For the avoidance of doubt, if such Tax Benefits are shown on the Final Balance Sheet or the Final Schedule, they shall not be taken into account in determining a Surplus or Deficit, but shall only be taken into account as an adjustment under this Section 2.3(c).  For purposes of this Section 2.3(c), the amount of Tax Benefits shall be determined (i) regardless of whether any Tax Benefits are currently usable by the Companies, (ii) without regard to any present value calculation included in the definition of “Tax Benefit”, and (iii) without giving effect to the second sentence of the definition of “Tax Benefit”.

(d)                                 Cooperation. For purposes of complying with the terms set forth herein, the Companies shall cooperate with and make available to the Buyer and its auditors and representatives all information, records, data and supporting papers relevant to the preparation of the Final Balance Sheet, and the Companies shall permit reasonable access to their facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Balance Sheet and the resolution of any disputes in connection therewith.

2.4                                 Cash.  As soon as possible, however in no event later than eight (8) business days following the last day of the calendar month ending immediately prior to the Closing and at least four (4) business days prior to the Closing, the Companies shall deliver to the Buyer a written statement that sets forth how the cash (including restricted cash) as reflected on the Final Balance Sheet should be credited against those payment obligations of Lazy Days as set forth in Section 2.1, which will effectively increase the Net Purchase Price payable pursuant to Section 2.1.  The Parties agree and acknowledge that such increase shall not increase the amount of the Gross Purchase Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE
COMPANIES AND THE SELLERS

The Companies, jointly and severally, represent and warrant to the Buyer with respect to the matters specified in this ARTICLE III as follows (and the Sellers, jointly and severally, represent and warrant to the Buyer with respect to only those matters specified in Section 3.1, Section 3.2(a), Section 3.3, Section 3.4, Section 3.5, Section 3.6 and Section 3.7 as follows):

3.1                                 Organization and Qualification.  Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.  Each of the Companies has the requisite corporate power and authority to carry on its business as now being conducted.  Each of the Companies is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of the jurisdictions listed on Schedule 3.1, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification, excepting any jurisdiction where the failure of the Companies to be qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2                                 Authorization; Enforceability; No Violation.

(a)                                  The Companies have the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Companies and the consummation by the Companies of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Companies are necessary to authorize this

Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legally, valid and binding obligation of the Companies enforceable in accordance with its terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

(b)                                 Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement nor the performance by such Company of the transactions contemplated hereby will (i) constitute a default under the Organizational Documents of such Company, (ii) to the Companies’ Knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument or obligation to which such Company is a party, or (iii) to the Companies’ Knowledge, conflict with or violate any laws applicable to such Company or by which any of its respective properties is bound or affected.

3.3                                 Organizational Documents.  Each of the Companies has delivered or made available to the Buyer copies of its Organizational Documents, and such copies are true and complete as of the date hereof.

3.4                                 Capitalization.

(a)                                  The authorized capital stock of Lazy Days consists of 1,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).  As of the date hereof, the only shares of capital stock of Lazy Days issued and outstanding are 100 shares of Common Stock duly issued and outstanding and owned of record and beneficially by LDH. All of the outstanding shares of capital stock of Lazy Days have been validly issued and are fully paid and non-assessable, and were not issued in violation of any shareholder preemptive or similar rights.

(b)                                 The authorized capital stock of LDH consists of (i) 70,000,000 shares of Class A Common Stock, (ii) 20,000,000 shares of Class B Common Stock, (iii) 50,000 shares of Class C Common Stock, (iv) 155,000,000 shares of Class A Preferred Stock, (v) 15,000,000 shares of Class B Preferred Stock, and (vi) 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.  Except as set for on Schedule 3.7(a), as of the date hereof, the only shares of capital stock of LDH issued and outstanding, are the Shares.  The shares of capital stock of LDH listed on Schedule 3.7(a) other than the Shares will, as of the Closing, no longer be outstanding.  All of the outstanding shares of capital stock of LDH have been validly issued and are fully paid and non-assessable, and were not issued in violation of any shareholder preemptive or similar rights.

3.5                                 Options.  Except as set forth on Schedule 3.5, there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities, stock appreciation rights or phantom stock or similar plans or rights or commitments or any other arrangements to which the Companies are a party requiring the issuance, sale or transfer of any equity securities of the

Companies, or any securities convertible directly or indirectly into equity securities of the Companies, or evidencing the right to subscribe for any equity securities of the Companies, or giving any Person (other than the Buyer) any rights with respect to the capital stock of the Companies.  Except as set forth on Exhibit 8.3(b) and Exhibit 8.3(c) there are no obligations or other liabilities of LDH or Lazy Days with respect to, under or resulting from any former or current stock appreciation rights or phantom stock or similar plan or right.

3.6                                 Limited Operations.  LDH is a holding company, the only asset of which is the capital stock of Lazy Days.  Except for holding such capital stock of Lazy Days, LDH has never conducted any business operations, owned any other assets, or had any employees.

3.7                                 Subsidiaries and Investments.

(a)                                  Except as set forth on Schedule 3.7(a), the Companies do not have any Subsidiaries.  Except as set forth on Schedule 3.7(a), the Companies do not own, directly or indirectly, or have any direct or indirect equity participation in any corporation, partnership, trust, joint venture, limited liability company or other business association.  LDRV Holdings Corporation is a holding company, the only asset of which is the capital stock of LDH.

(b)                                 Set forth on Schedule 3.7(b) is the capitalization of each Subsidiary of the Companies, including for each class of shares, the authorized number of shares, the par value per share, and the issued and outstanding shares of such class.  All of the outstanding shares of capital stock of any Subsidiary of the Companies have been validly issued and are fully paid and non-assessable, and were not issued in violation of any shareholder preemptive or similar rights.

(c)                                  Except as set forth on Schedule 3.7(c), there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities, stock appreciation rights or phantom stock or similar plans or rights or commitments or any other arrangements to which any Company or any Subsidiary of the Companies is a party requiring the issuance, sale or transfer of any equity securities of a Subsidiary of the Companies, or any securities convertible directly or indirectly into equity securities of a Subsidiary of the Companies, or evidencing the right to subscribe for any equity securities of a Subsidiary of the Companies, or giving any Person (other than the Buyer) any rights with respect to the capital stock of a Subsidiary of the Companies.

3.8                                 Financial Statements.  The Companies have previously furnished to the Buyer copies of (a) the audited balance sheets of Lazy Days as of December 31, 1999, 2000, 2001, 2002 and 2003 (such balance sheet as of December 31, 2003, the “Latest Audited Balance Sheet”), and the related audited statements of earnings, stockholders’ equity and cash flows for each of the fiscal years then ended (collectively, the “Audited Financial Statements”); and (b) the unaudited balance sheet of Lazy Days as of February 29, 2004 (the “Latest Balance Sheet”) and the related unaudited statement of earnings and cash flows for the two month fiscal period then ended (the “Unaudited Financial Statements”).  The Audited Financial Statements and the Unaudited Financial Statements are herein sometimes referred to as the “Financial Statements.”  Each of the Financial Statements is accurate and complete in all material respects and is consistent with the books and records of Lazy Days.  Each of the Financial Statements fairly presents the financial condition of Lazy Days as of its respective date, and the results of operations and changes in stockholders’ equity and cash flows, for the periods related thereto in accordance with GAAP consistently applied among the periods which are the subject of the Financial Statements, except in the case of the Unaudited Financial Statements for the absence of footnote disclosure and year-end accruals.

3.9                                 Absence of Undisclosed Liabilities.  The Companies have no liabilities or obligations (whether or not accrued, asserted, contingent or otherwise), except (a) to the extent reserved against or reflected as a liability or expense in the Latest Audited Balance Sheet, (b) liabilities set forth or referred to on Schedule 3.9, (c) liabilities and obligations which have arisen after December 31, 2003 in the ordinary course of business consistent with past practice (none of which is the result of a breach of contract or a tort claim), and (d) liabilities and obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.10                           Taxes.  The Companies have or will have timely filed all Tax Returns that are required to be filed by the Companies on or before the Closing Date, and all such Tax Returns are or will be true and correct in all material respects.  Except as set forth on Schedule 3.10, all Taxes payable by the Companies with respect to Tax periods ending on or before the Closing Date (whether or not shown on any Tax Return) have been timely paid in full, or will have been accrued for in accordance with GAAP on the Latest Balance Sheet or accrued in the ordinary course of business consistent with past practice after the Latest Balance Sheet Date.  Except as set forth on the Latest Balance Sheet, the Companies have no material liability for Taxes except for Taxes accruing in the ordinary course of business for periods subsequent to the date of the Latest Balance Sheet.  No waiver or extension of time to assess any Taxes or to file any Tax Return has been given to or requested by any of the Companies and is in effect.  There is no material dispute or claim concerning any Tax liability of the Companies claimed or raised by any authority.  Schedule 3.10 lists all federal, state, local and foreign Tax Returns filed with respect to the Companies for taxable periods ended on or after December 31, 1999, and Sellers have delivered to the Buyer copies of all such Returns and examination reports or statements of deficiencies issued with respect thereto.  None of the Companies is party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law).  None of the Companies is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2).  None of the Companies is a party to or bound by any tax allocation or sharing agreement or has any liability for the Taxes of any Person (other than the Companies) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.11                           Material Contracts.  Except as listed or described on Schedule 3.11, as of the date hereof, the Companies are not a party to or bound by any written or oral leases, agreements or other contracts or legally binding contractual rights or contractual obligations or contractual commitments (“Contracts”) relating to or in any way affecting the operation or ownership of the Business, or otherwise, that are of a type described below (such Contracts that are required to be listed on Schedule 3.11, are herein referred to as the “Material Contracts”):

(a)                                  any consulting agreement or employment agreement which provides for (i) annual compensation exceeding $100,000.00 per year, or (ii) which cannot be terminated by the Companies without penalty on notice of thirty (30) days or less, any agreement that requires a payment upon the change-in-control of the Companies, which payments shall be calculated on Schedule 3.11, and any collective bargaining arrangement with any labor union and any such agreements currently in negotiation or proposed;

(b)                                 any Contract for capital expenditures or the acquisition or construction of fixed assets requiring remaining aggregate future payments in excess of $100,000.00;

(c)                                  any Contract for the purchase, maintenance or acquisition, or the sale or furnishing, of materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $100,000.00, other than for the purchase or sale of recreational vehicle and towable (“RV”) inventory in the ordinary course of business;

(d)                                 any Contract relating to the borrowing of money, or the guaranty of another Person’s borrowing of money or other obligation, including, without limitation, all notes, letters of credit, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness;

(e)                                  any Contract granting any Person a Lien on all or any part of the assets of the Companies;

(f)                                    any Contract under which either of the Companies is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by either of the Companies, in any single lease under (i) or (ii) having an original value in excess of $100,000.00;

(g)                                 any Contract under which either of the Companies (i) has granted or received (or has the option to grant or receive) any license or sublicense, (ii) has assigned or otherwise transferred or received any Intellectual Property Right from any third party, or (iii) is or may be obligated to pay or has or may have the right to receive a royalty, license fee or similar payment; in each case, other than licenses for Shrinkwrap Software or other commercially available software licensed by third parties and for which the license fee does not exceed $5,000 individually (a Contract contemplated by clauses (i), (ii) or (iii), an “Intellectual Property License”);

(h)                                 any Contract relating to the ownership of, investments in or loans and advances to any Person, including any joint venture or partnership Contract;

(i)                                     any Contract limiting, restricting or prohibiting the Companies from conducting the Business anywhere in the world;

(j)                                     any lease, sublease or associated agreements relating to the Real Property;

(k)                                  any Contract having an original value in excess of $100,000.00 and requiring consent or other approval upon a change of control in the equity ownership of the Companies;

(l)                                     any Contract regulating or controlling or otherwise affecting the voting or disposition of any interest in or to the Companies;

(m)                               any Contract involving any Governmental Authority;

(n)                                 each power of attorney or other similar agreement or grant of agency; and

(o)                                 any other Contract, whether or not made in the ordinary course of business, other than for the purchase or sale of RV inventory in the ordinary course of business, pursuant to which there are remaining payments in excess of $100,000.00.

The Companies have provided the Buyer a true and complete copy of each written Material Contract.  Except as set forth on Schedule 3.11, each Material Contract is a valid and binding obligation of Lazy Days or LDH, as applicable, enforceable in accordance with its terms, and is in full force and effect, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).  Except as set forth on Schedule 3.11, the Companies have performed, or as of the Closing Date will have performed, all obligations required to be performed by them through the Closing Date under each Material Contract to which it is a party, and, to the Companies’ Knowledge, there exists no condition which would, with or without the lapse of time or the giving of notice, or both, constitute a breach or default thereunder (or give any Person the right to accelerate the maturity or performance of, exercise a remedy under, or modify, any Material Contract (any of the foregoing, a “Limited Remedy”)) except for breaches or defaults (or Limited Remedies) which are not reasonably expected to have a Material Adverse Effect.  Neither of the Companies has received any written or, to the Company’s Knowledge, oral notice or other communication of any actual, alleged or potential violation or breach of any Material Contract.  Neither of the Companies has waived any of its material rights under any Material Contract.  To the Companies’ Knowledge, neither of the Companies is currently engaged in negotiations with any Person regarding any adverse change in any amount paid or payable to either of the Companies under any Material Contract or any other material term or provision of any Material Contract.

3.12                           Real Property.

(a)                                  Schedule 3.12 sets forth the address and description of all real estate in which either of the Companies has an ownership interest (such real estate owned by the Companies is herein referred to as the “Owned Property”) and all real property leased by the Companies (such real property leased by the Companies is herein referred to as the “Leased Property”).  Except as set forth on Schedule 3.12, neither of the Companies is a lessee under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which another Person has granted to either of the Companies the right to use or occupy all or any portion of any real property other than the Leased Property.

(b)                                 Lazy Days has good and marketable fee simple title to the Owned Property and, assuming good title in the landlord, a valid leasehold interest in the Leased Property (the Owned Property and the Leased Property being sometimes referred to herein as the “Real Property”), in each case free and clear of all Liens, assessments or restrictions (including, without limitation, inchoate liens arising out of the provision of labor, services or materials to any such Real Property) except for (i) Liens listed or described on Schedule 3.12, or (ii) Permitted Liens.  The Real Property constitutes all real properties used or occupied by Lazy Days in connection with the Business or reflected on the Financial Statements.

(c)                                  With respect to the Real Property, except as reflected on Schedule 3.12:

(i)                                     The Companies are in exclusive possession thereof and of all easements, licenses or rights required by applicable laws for use and occupancy as are necessary to conduct the Business thereon;

(ii)                                  no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority adverse to the Real Property and, to the Companies’ Knowledge, there is no Threatened condemnation or other proceeding with respect thereto;

(iii)                               Neither of the Companies is a party to any written or oral agreements or undertakings with owners or users of properties adjacent to any facility located on any parcel of the Real Property relating to the use, operation or maintenance of such facility or any adjacent real property; and

(iv)                              Neither of the Companies is a lessor under or otherwise a party to any lease, sublease, license, concession or other agreement, whether written or oral, pursuant to which either of the Companies has granted to any Person the right to use or occupy all or any portion of the Real Property.

(v)                                 other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.  Neither of the Companies nor any of their Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(vi)                              All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof included in the Real Property (the “Improvements”) are in working condition and repair and sufficient for the operation of the Business, normal maintenance, wear and tear excepted.  To the Companies Knowledge, there are no structural deficiencies or latent defects currently existing in any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(vii)                           Neither of the Companies nor any of their Subsidiaries has received written notice that the Real Property is not in material compliance with applicable building, zoning, subdivision, health and safety and other land use laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), except as to items which have been previously remedied by the Companies, and, to the Companies’ Knowledge, the current use or occupancy of the Real Property or operation of the Business thereon does not violate in any material respect any Real Property Laws.

(viii)                        All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and, to the Companies’ Knowledge, sufficient for the operation of the Business as currently conducted thereon, and all hook-up fees or other similar fees or charges which are due and payable have been paid in full.

(d)                                 Schedule 3.12 sets forth the address of each Leased Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Property (including the date and names of the parties to such Lease document).  The Companies have delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Schedule 3.12, with respect to each of the Leases: (i) such Lease is legally, valid, binding, enforceable and in full force and effect; (ii) the assignment of the Lease to the Buyer pursuant to this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legally, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Companies’ possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Companies’ Knowledge, there are no disputes with respect to such Lease; (iv) neither of the Companies nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither of the Companies owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease except as to any extensions or renewals of any existing Leases or exercise of any expansion or purchase options; (vii) neither of the Companies has subleased, licensed or otherwise granted any person the right to use or occupy such Leased Property or any portion thereof; (viii) neither of the Companies has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (ix) there are no liens or encumbrances on the estate or interest created by such Lease.

(e)                                  Schedule 3.12 sets forth a description of all material Improvements for each Leased Property.  The Companies have good and marketable title to such Improvements, free and clear of all liens and encumbrances, except Permitted Liens, and other than the right of the Buyer, there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Improvements or any portion thereof or interest therein.

3.13                           Personal Property.

(a)                                  Title.  Except as set forth on Schedule 3.13(a) or disposed of in the ordinary course of business, Lazy Days has good and marketable title to, or a valid leasehold interest in, all tangible personal property reflected on the Latest Balance Sheet as owned or leased by Lazy Days free and clear of any Liens, except Permitted Liens.

(b)                                 Condition.  Except as set forth on Schedule 3.13(b), Lazy Days’ tangible personal properties are in working order and repair, normal maintenance, wear and tear excepted.

(c)                                  Accounts Receivable.  The accounts receivable of Lazy Days reflected in the Latest Balance Sheet (i) represent valid sales made in the ordinary course of business, and (ii) to the Companies’ Knowledge, are valid and enforceable claims against the respective account debtors.

(d)                                 Inventory.  The inventory of the Business reflected in the Financial Statements consists of parts, supplies and finished goods that are fit for the purpose for which it was procured.  All items of Lazy Days’ inventory are saleable in the ordinary course of the Business, except as set forth on Schedule 3.13(d) or for which reserves are established on the Financial Statements.

3.14                           Litigation.  Except as set forth on Schedule 3.14, there are no suits, actions, proceedings, investigations, claims or orders pending or, to the Companies’ Knowledge, Threatened against either of the Companies, and neither of the Companies is subject to any judgment, order or decree of any court or Governmental Authority.  Neither of the Companies is engaged in any legal action to recover monies due it or for damages sustained by it.

3.15                           Compliance with Applicable Laws.  Except as set forth or referred to on Schedule 3.15, each of the Companies has complied in all material respects with all laws and regulations applicable to it or to the operation of the Business, and has not received any written notice of any alleged claim or Threatened claim, violation of or liability or potential responsibility under any such law or regulation which has not heretofore been cured and for which there is no remaining liability.

3.16                           Intellectual Property.

(a)                                  “Intellectual Property Rights” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information that has been reduced to writing (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including source code, executable code, data, databases, and related documentation), (vii) all advertising and promotional materials, (viii) all other proprietary rights, and (ix) all copies and tangible embodiments thereof (in whatever form or medium).

(b)                                 Schedule 3.16(b) sets forth a complete and accurate list of all (i) registered and unregistered trademarks and service marks, trademark and service mark applications, trademark and service mark registrations, trade names, company names, slogans, logos, Internet domain names, and fictional business names, (ii) patents and patent applications, (iii) copyrights registrations, copyright applications and material unregistered copyrights, (iv) know how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans and drawings, and (v) any other Intellectual Property Rights material to either of the Companies; in each case, owned, used or licensed by either of the Companies other than commercially available prepackaged software licensed to the Companies pursuant to a non-negotiable, mass market license for a single license cost of less than $5,000 (“Shrinkwrap Software”) or other software licensed by a third party for which the original license fee does not exceed $5,000 individually.  To the Companies’ Knowledge, the owners of any Intellectual Property Rights licensed to the Companies have taken all commercially reasonable action to maintain and protect the Intellectual Property Rights subject to such licenses.

(c)                                  Except as set forth on Schedule 3.16(c), (i) all right, title and interest in or to the Intellectual Property Rights necessary to or used in the operation of the Companies as presently conducted and as presently proposed to be conducted is owned or possessed free and clear of all Liens other than Permitted Liens, or used under a valid Intellectual Property License, by the Companies (collectively, all such Intellectual Property Rights, together with any other Intellectual Property owned or used by either or both of the Companies, the “Companies’ Intellectual Property Rights”); (ii) to the Companies’ Knowledge, the Companies have not infringed, misappropriated or otherwise violated, are not now infringing, misappropriating or otherwise violating, and the operation of the Companies as currently conducted does not infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any third parties and the Companies have not received any written or, to the Companies’ Knowledge, oral notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property Rights from any other third party); (iii) there were during the past six (6) years, and there are, no claims pending or, to the Companies’ Knowledge, Threatened against the Companies with respect to the alleged infringement, misappropriation or other violation by the Companies (or the Companies’ Intellectual Property Rights) of, or a conflict with, any Intellectual Property Rights of others; and (iv) to the Companies’ Knowledge, there is no infringement, misappropriation or other violation of the Companies’ Intellectual Property Rights by a third party or claim, pending or Threatened, against any third party with respect to the alleged infringement or misappropriation of the Companies’ Intellectual Property Rights.  No owners of any Intellectual Property Rights licensed to the Companies has threatened in writing to terminate the Companies use of such Intellectual Property Rights, and, to the Companies’ Knowledge, no such termination is pending, which could reasonably have a Material Adverse Effect.

(d)                                 To the extent reasonably necessary to protect Intellectual Property Rights that are material to the Companies, the Companies have not failed to take commercially reasonable actions reasonably appropriate to maintain, enforce and protect the Companies’ Intellectual Property Rights including, without limitation, (i) taking all reasonable steps necessary to protect the confidentiality of all proprietary information that either of Companies holds, or purports to hold, as a trade secret (including any proprietary lists of potential or actual owners of recreational vehicles), and (ii) requiring the execution of confidentiality and non-disclosure agreements by a third party prior to the disclosure of any trade secrets or other confidential information to such third party.

(e)                                  The computer systems, including the software, hardware, networks and interfaces (collectively, “Systems”) used in the conduct of the operations of the Companies, are sufficient for the current and near term needs of the Companies as currently conducted, including without limitation, as to capacity and ability to process current and currently anticipated reasonably likely peak volumes in a timely manner.  Except as set forth in Schedule 3.16(e), all Systems, other than software, used in the operations of the either of the Companies are owned and operated by and are under the control of the Companies, and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Companies.

3.17                           Minute Books; Stock Records and Bank Accounts.  The stock records of the Companies are true and complete in all material respects, copies of which have been provided to the Buyer.  The minute books of each of the Companies contain reasonably accurate and detailed records of (a) the minutes of each meeting, and (b) all written consents of the board of directors and shareholders of each of the Companies in each case the originals or copies of which have been provided to the Buyer.  Schedule 3.17 includes a list of each bank in which either of the Companies has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw thereon or to have access thereto.  Schedule 3.17 lists all of the officers and directors of each of the Companies as of the date hereof.

3.18                           Absence of Certain Changes.

(a)                                  Except as set forth on Schedule 3.18 and except as required by this Agreement, since December 31, 2003 there has not been any:

(i)                                     damage, destruction or loss of any property owned by the Companies or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000.00 in the aggregate;

(ii)                                  voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release, exclusive license or other disposition of any kind by the Companies of any right, power, claim, debt, asset (tangible or intangible) or property (having a replacement cost or fair market value in excess of $100,000.00 in the aggregate), except the sale of inventory and collection of accounts in the ordinary course of business consistent with past custom and practices;

(iii)                               loan or advance by the Companies to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practices;

(iv)                              declaration, setting aside, or payment of any dividend or other distribution in respect of the Companies’ capital stock or any securities convertible into or exchangeable for any capital stock or any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Companies;

(v)                                 issuance by the Companies of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

(vi)                              acceleration, compromise, cancellation, waiver or release by the Companies, or material change in payment terms, of any debts, rights or claims in excess of $100,000 individually or $500,000 in the aggregate;

(vii)                           change in the cash management practices or accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Companies;

(viii)                        discharge or satisfaction by the Companies of any material liability or encumbrance or payment by the Companies of any material obligation or liability, other than liabilities paid in the ordinary course of business consistent with past custom and practices, or cancellation of any debts or claims;

(ix)                                capital expenditures or commitments therefor by the Companies in excess of $100,000.00 in the aggregate;

(x)                                   adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan except in the ordinary course of business consistent with past practices or as required by applicable law, or payment of any bonus or profit sharing payments; or

(xi)                                Material Adverse Change.

(b)                                 Except as set forth on Schedule 3.18 and except as required by this Agreement, since December 31, 2003 neither of the Companies has:

(i)                                     made or granted any bonus or any wage or salary increase to any employee or group of employees (other than bonuses and wage increases in the ordinary course of business consistent with past custom and practice) or made or granted any material increase in any employee benefit plan or arrangement;

(ii)                                  mortgaged, pledged or subjected to any Lien any of its assets or properties, entered into any lease of real property or buildings, entered into any lease of machinery or equipment or sold or transferred any tangible or intangible asset or property, in each case except in the ordinary course of business consistent with past custom and practice;

(iii)                               entered into any acquisition or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire or exclusively license a substantial portion of the assets of, or in any other manner, any business of any other individual or entity;

(iv)                              other than compensation paid in the ordinary course of business, consistent with past practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any officer, director, shareholder or other affiliate of the Companies with a value, individually or in the aggregate, in excess of $100,000;

(v)                                 amended its Organizational Documents in any material respects;

(vi)                              incurred any Indebtedness, other than in connection with the Restated Floor Plan Agreement and the capitalized leases in the ordinary course of business (in each case, determined in accordance with GAAP);

(vii)                           materially delayed, postponed or canceled the payment of accounts payable or any other liability;

(viii)                        materially accelerated the collection of accounts receivable or any other asset; or

(ix)                                agreed or committed, whether orally or in writing, to do any of the foregoing, including, without limitation, actions described in clauses (a) and (i) through (viii) above and (c) below.

(c)                                  Except as set forth on Schedule 3.18 and except as required by this Agreement, since December 31, 2003, each of the Companies has conducted its business only in the ordinary course of business consistent with past custom and practice.

3.19                           Insurance Policies.  The Companies have provided the Buyer correct and complete copies of all insurance policies, including without limitation general liability policies, product liability, comprehensive general liability and umbrella insurance policies, maintained as of the date hereof by the Companies (the “Insurance Policies”), together with descriptions of “self-insurance” programs.  The Insurance Policies are in full force and effect, the Companies are not in default under any of them and neither Company has received any notice of any pending or threatened terminations or premium increases with respect to any such insurance policy.

3.20                           Licenses and Permits.  The notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the “Licenses”) held by Lazy Days and issued by, or submitted by Lazy Days to, any foreign, federal, state and local Governmental Authority or other Person that are material to the Business are listed on Schedule 3.20 and such Licenses constitute all material Licenses used by Lazy Days in the conduct of the Business.  Lazy Days owns or possesses all right, title and interest in and to all of the Licenses which are necessary to enable it to carry on the Business as presently conducted, except where the failure of Lazy Days to hold any such License(s) would not have a Material Adverse Effect.

3.21                           Employee Benefit Plans.

(a)                                  Schedule 3.21 lists: (i) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, personnel policy, bonus or incentive plan, stock option, restricted stock, stock bonus, holiday pay, vacation pay, sick pay, bonus program, service award, moving expense, reimbursement program, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, in each case sponsored or maintained by either of the Companies or contributed or required to be contributed to by either of the Companies or with respect to which either of the Companies has any liability or potential liability (individually, an “Employee Plan” and collectively, the “Employee Plans”).

(b)                                 The Companies have delivered to the Buyer, as applicable: (i) a complete copy of each written Employee Plan as amended, together with audited financial statements and actuarial reports for the three most recent plan years, if any and a written description of any unwritten material Employee Plan; (ii) a copy of each trust agreement or other funding vehicle with respect to each Employee Plan; (iii) a copy of the most recently received determination letter, and any and all rulings or notices issued by a Governmental Authority, with respect to each Employee Plan; and (iv) a copy of the Form 5500 Annual Report as filed for each Employee Plan for the three most recent plan years.

(c)                                  Except as set forth on Schedule 3.21, each Employee Plan (i) has been and is operated and administered and funded in compliance with its terms and all applicable requirements of ERISA and the Code and all other applicable laws and any applicable reporting and disclosure requirements of applicable federal and state laws, including but not limited to the requirements of COBRA.

(d)                                 With respect to each Employee Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.  All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Employee Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).  The Companies and each Plan Affiliate of either Company are in material compliance with the requirements of COBRA.

(e)                                  Except as set forth on Schedule 3.21, each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, and each trust (if any) forming a part thereof or related thereto, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) as to the qualification under the Code of such Employee Plan, and to the Companies’ Knowledge, nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Employee Plan.  Each such Employee Plan (i) has been timely amended to comply with the provisions of the recent legislation commonly referred to as “GUST,” (ii) has, pursuant to guidance issued by the IRS, been timely amended to comply in good faith with the provisions of the recent legislation known as “EGTRRA”, and (iii) has been submitted to the IRS for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified by Section 401(b) of the Code.

(f)                                    Neither the Companies nor any Plan Affiliate maintains or is required to contribute to (i) a “multiemployer plan” as defined in Section 4001 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) any employee benefit subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (vi) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits.  Neither of the Companies has any liability or potential liability to the PBGC or otherwise under Title IV of ERISA.

(g)                                 Except as could not result in liability to either of the Companies, with respect to each Employee Plan: (i) there has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Plan and (iii) no action, investigation, suit, proceeding, hearing or claim with respect to the assets thereof (other than routine claims for benefits) is pending or Threatened, and none of the Companies or the Sellers have any Knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such action, suit or claim.

(h)                                 The Companies have provided to the Buyer a list of each distribution made from the Continuous ESOP since July 15, 1999, along with all material information in their possession regarding the price of any securities distributed and a copy of the valuation of the securities as prepared for the Companies for purposes of such distributions.  Except as provided pursuant to the terms of this Agreement, none of the Companies or the Sellers have or will have any obligation or liability with respect to or arising out of any distributions made from the Continuous ESOP on and after July 15, 1999 through the Closing (including in connection with the adequacy of the price for any securities in connection therewith).

(i)                                     Except as could not result in liability to either of the Companies, “employer securities” (as defined in Section 407(d)(1) of ERISA) at any time held by the

Continuous ESOP have at all times been “employer securities” as defined in Section 409(l) of the Code and “qualifying employer securities” as defined in Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA; neither the Continuous ESOP nor any Fiduciary of the Continuous ESOP has at any time engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to the Continuous ESOP; any transaction involving the Continuous ESOP that was subject to Section 411(d)(6) of the Code was conducted in full compliance with the requirements of Section 411(d)(6) of the Code; the Continuous ESOP has at all times been maintained in form and in operation in compliance with Section 401(a) of the Code and Section 4975 of the Code; and any transaction to which the Continuous ESOP was at any time a party involving the purchase, sale or exchange of any security complied in all respects with the applicable requirements of ERISA and the Code.

(j)                                     Except as set forth on Schedule 3.21(j), neither of the Companies is a party to or bound by any Contract or Organizational Document the purpose or effect of which is to indemnify, defend or hold harmless any Person for or against any ESOP Liability.

3.22                           Health, Safety and Environment.

(a)                                  Continued Compliance.  Except as set forth on Schedule 3.22, (i) the Companies, their Affiliates and the Real Property are and have been in material compliance with all applicable Environmental and Safety Requirements, (ii) the Companies possess all material permits, licenses, certifications and approvals relating to the Real Property or the operations of Lazy Days required under Environmental and Safety Regulations, and (iii) the Companies have maintained continued compliance with all requirements or conditions imposed under such permits, licenses, certifications and approvals, and have filed all related notices or applications.

(b)                                 No Hazardous Materials; No Releases.  Except as set forth on Schedule 3.22, (i) no Hazardous Materials are present, in violation of, or so as to cause obligations or liabilities (contingent or otherwise), under any applicable Environmental and Safety Requirements, on, in or under any Real Property or any property formerly owned or operated by the Companies or their respective predecessors or Affiliates; (ii) no Hazardous Materials are or have been generated, transported, treated, stored, disposed of, arranged for disposal, released or otherwise handled in connection with the operations of the Companies or their respective predecessors or Affiliates, in violation of or so as to result in obligations or liabilities (contingent or otherwise) under any applicable Environmental and Safety Requirements; (iii) to the Companies’ Knowledge, no underground storage tanks (“USTs”), asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls, or landfills, surface impoundments or disposal areas are or have been located at the Real Property; and (iv) no release, spill or discharge of any Hazardous Material has occurred, in violation of or so as to result in obligations or liabilities (contingent or otherwise) under any applicable Environmental and Safety Requirements, on, in or under the Real Property.

(c)                                  No Actions or Notices.  Except as set forth on Schedule 3.22, the Companies have not been subject to, involved in or received any written notice of any private, administrative or judicial inquiry, investigation, order or action, relating to violations, noncompliance, obligations or liabilities under Environmental and Safety Requirements applicable to the Companies.

(d)                                 Sellers and the Companies have provided the Buyer with copies of all material reports, audits, assessments, correspondence, and other material documentation relating to environmental, health or safety matters or conditions relating to the Real Property, the Companies or any of their respective predecessors or Affiliates, or any of their past or present facilities, properties or operations, that are in the possession, custody or control of Sellers, the Companies or any of their respective Affiliates.

(e)                                  Except as set forth on Schedule 3.22, neither of the Companies nor their respective Affiliates have, either expressly or by operation of law, assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

(f)                                    Except as set forth on Schedule 3.22, neither of the Companies, the Sellers, with respect to the Companies, nor any predecessor or Affiliate of the Sellers with respect to the Companies, have manufactured, sold, marketed, installed or distributed products or other items containing asbestos, and no such entities are subject to any Asbestos Liabilities.

(g)                                 Other Conditions.  Except as set forth on Schedule 3.22, to the Companies’ Knowledge, there are and have been no conditions, events, occurrences, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with Environmental and Safety Requirements, give rise to any common law or statutory liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Companies under any Environmental and Safety Requirements.

3.23                           Labor Matters.  Except as set forth on Schedule 3.23, there is no, and within the last three (3) years Lazy Days has not experienced any, strike, picketing, boycott, work stoppage or slowdown or other labor dispute, allegation, charge or complaint of unfair labor practice, employment discrimination or, to the Companies’ Knowledge, union organizational activity, or any other material matters relating to the employment of labor; nor, to the Companies’ Knowledge, is any such action Threatened against Lazy Days.  Neither Company has engaged in any plant closing or employee layoff activity within the last two (2) years that would violate or in any way implicate the WARN Act.

3.24                           Affiliate Transactions.  Except as set forth on Schedule 3.24, to the Companies’ Knowledge, no officer, director or supervisory employee of the Companies and no Affiliate of any such Person owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any competitor, customer or supplier of Lazy Days, or any organization which has a material contract or material arrangement with the Companies.  Except as set forth on Schedule 3.24, no Seller and no Affiliate of such Seller, to such Seller’s Knowledge and to the Companies’ Knowledge, owns, directly or indirectly, on an individual or joint basis, any controlling interest in, or serves as an officer or director of, any supplier as listed on Schedule 3.29 or competitor of Lazy Days, or any organization which has a material contract or a material arrangement with the Companies.  Schedule 3.24 sets forth (a) a list of each oral or written contract or agreement between the Companies, on the one hand, and any Seller, or any Affiliate of a Seller, or officer, director or supervisory employee of the Companies, on the other hand (“Affiliate Agreements”); and (b) a general description of all such transactions in the last two (2) years.

3.25                           Brokers.  Except as set forth on Schedule 3.25, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Companies.

3.26                           Warranty.  Except as set forth on Schedule 3.26, no products sold or delivered by Lazy Days and no services rendered by Lazy Days are subject to any guarantee, warranty or other indemnity beyond the applicable industry standard terms and conditions of such sale, lease or service or as implied by the Uniform Commercial Code or other applicable laws.

3.27                           Product Recall.  All liabilities for any products marketed, sold or delivered by Lazy Days that are subject to recall by the manufacturer of such products are borne directly by the manufacturer and not by Lazy Days, and the Companies are indemnified by such manufacturers for any such liabilities.  In the last five (5) years, no suits, orders, actions, proceedings or investigations relating to any recall of products marketed, sold or delivered by Lazy Days have been initiated or, to the Companies’ Knowledge, Threatened against the Companies.

3.28                           Prohibited Payments.  Neither Company nor, to the Companies’ Knowledge, any of their respective directors, officers, agents or employees in connection with the Companies’ business has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.29                           Suppliers.  Schedule 3.29 lists the top twenty (20) suppliers of Lazy Days by dollar volume of purchases for the twelve month period ended December 31, 2003.  Since December 31, 2003, neither of the Companies has received any written notice from any listed supplier to the effect that, and neither of the Companies has reason to believe that, any listed supplier will (whether as a result of the consummation of the transactions contemplated hereby or otherwise) stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) excluding periodic price changes generally in the ordinary course of business, with respect to, supplying materials, products or services to Lazy Days.

3.30                           Seller Transaction Fees.  The Sellers Transaction Fees will, upon the consummation of the transactions contemplated herein, in no event be less than $8,000,000 and will be paid by Sellers in accordance with Section 2.1.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
SELLERS

Each Seller, severally and not jointly, hereby represents and warrants to the Buyer, only as to itself, as follows:

4.1                                 Organization and Standing.  If such Seller is an entity, it is duly formed, validly existing and in good standing under the laws of its state of organization.

4.2                                 Authorization; Enforceability.  Such Seller has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action and no other proceedings on the part of such Seller is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legally, valid and binding obligation of such Seller enforceable in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

4.3                                 Title to Shares.  Such Seller is the holder of record and beneficial owner of its respective Shares as set forth on Exhibit A, free and clear of any and all Liens, other than those Liens set forth on Schedule 4.3.  There are no proceedings against such Seller affecting its respective Shares or the right of such Seller to execute, deliver and perform this Agreement.  Upon delivery of the certificate representing such Seller’s respective Shares duly endorsed in blank or accompanied by a duly executed stock power, good and marketable title to its respective Shares will be assigned, conveyed and delivered to the Buyer free and clear of any and all Liens.

4.4                                 Governmental Approvals and Filings.  Except as required by the HSR Act, no Consent with or notice to any Governmental Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement by such Seller.

4.5                                 Litigation.  There are no suits, actions, proceedings, investigations, claims or orders pending or, to such Seller’s knowledge, Threatened against such Seller, nor is such Seller subject to any judgment, order or decree of any court or Governmental Authority in either case which would seek to prevent any of the transactions contemplated by this Agreement.

4.6                                 No Violation.  Neither the execution and delivery of this Agreement by such Seller nor the performance by such Seller of the transactions contemplated hereby will (a) if the Seller is not an individual, constitute a default under the Organizational Documents of such Seller, (b) to such Seller’s knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument or obligation to which such Seller is a party, or (c) to such Seller’s knowledge, conflict or violate any laws applicable to such Seller or by which any of its respective properties is bound or affected.

4.7                                 Brokers.  Except as set forth on Schedule 4.7, no broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ESOP

The ESOP hereby represents and warrants to the Buyer, as follows:

5.1                                 Organization and Standing.  The ESOP is a duly organized and validly existing trust.

5.2                                 Authorization; Enforceability.  The ESOP has all requisite trust power to hold the ESOP Common Shares owned by it and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the ESOP of this Agreement and the consummation by the ESOP of the transactions contemplated herein are within the ESOP’s powers and have been duly authorized by all necessary trust action on the part of the ESOP.  This Agreement constitutes, and each other agreement or instrument executed and delivered or to be executed and delivered by the ESOP pursuant to this Agreement will, upon such execution and delivery, constitute, a legal, valid and binding obligation of the ESOP, enforceable against it in accordance with its terms.

5.3                                 Title to Shares.  The ESOP is the record and beneficial owner of the ESOP Common Shares, free and clear of any and all Liens (except for such ESOP Common Shares as are pledged in connection with the ESOP Loan).

5.4                                 Governmental Approval and Filings.  No Consent with or notice to any Governmental Authority on the part of the ESOP is required in connection with the execution, delivery and performance of this Agreement by the ESOP.

5.5                                 Litigation.  There are no suits, actions, proceedings, investigations, claims or orders pending or, to the Trustee’s or the ESOP Fiduciary’s knowledge, Threatened against the ESOP, nor is the ESOP subject to any judgment order or decree of any court or Governmental Authority.

5.6                                 No Violation.  The execution, delivery and performance of this Agreement by the ESOP does not, and the consummation by the ESOP of the transactions contemplated herein will not, (i) violate any provision of the governing documents of the ESOP, or (ii) violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which the ESOP is a party or by which the ESOP is bound (other than the ESOP Loan).

5.7                                 Brokers.  The ESOP has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof, for which the Companies, the ESOP or the Buyer may be liable.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Companies and the Sellers as follows:

6.1                                 Organization and Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2                                 Authorization; Enforceability.  The Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legally, valid and binding obligation of the Buyer enforceable in accordance with its terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity).

6.3                                 No Violation.  Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated hereby will (a) constitute a default under the Organizational Documents of the Buyer, (b) to the Buyer’s knowledge, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, loan, license, agreement, lease or other instrument or obligation to which the Buyer is a party, or (c) to the Buyer’s knowledge, conflict with or violate any laws applicable to the Buyer or by which any of its properties is bound or affected.

6.4                                 Financing.  Attached hereto as Exhibit C are financing commitment letters for (a) a revolving loan facility, and (b) a senior subordinated notes offering.  Assuming the financings contemplated by the Commitment Letters are consummated in accordance with the terms thereof, the Buyer will have sufficient funds on hand to enable the Buyer to finance the consummation of the transactions contemplated hereby and to pay related fees and expenses.

6.5                                 Litigation.  There are no claims, actions, suits, approvals, investigations, informal objections, complaints or proceedings pending before any court, arbitrator, or administrative, governmental or regulatory authority or body, nor is the Buyer subject to any order, judgment, writ, injunction or decree, except in either case for matters which are reasonably likely to prevent, materially delay or materially burden the transactions contemplated hereby.  There is no suit, action, proceeding or investigation pending or, to the Buyer’s knowledge, Threatened against or affecting the Buyer, the outcome of which, in the reasonable judgment of the Buyer is likely to have a material adverse effect on the Buyer, nor is there any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person outstanding against the Buyer having, or which is reasonably likely to have, a material adverse effect on the Buyer.

6.6                                 Governmental Approvals and Filings.  Except as required by the HSR Act, no Consent with or notice to any Governmental Authority on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement by the Buyer.

6.7                                 Brokers.  No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

ARTICLE VII
CERTAIN COVENANTS AND OTHER TERMS

7.1                                 Conduct of Business.  Except as contemplated by this Agreement or as otherwise consented to in writing by the Buyer, which consent will not be unreasonably withheld or delayed, from the date hereof through the Closing the Companies covenant and agree that:

(a)                                  Except for the contribution by Lazy Days to the ESOP as set forth in Section 7.10(a) and except as disclosed on Schedule 7.1(a), Lazy Days shall not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit under any Employee Plan to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iv) amend or enter into a new Employee Plan (except as required by law) or amend or enter into a new collective bargaining agreement, or (v) make or agree to make any bonus or profit sharing payments to any employee.

(b)                                 Subject to the terms and conditions of this Agreement, Lazy Days shall use commercially reasonable efforts to keep available the services of its present employees and preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and others having business relations with Lazy Days.

(c)                                  Lazy Days shall use commercially reasonable efforts to conduct the Business in all material respects according to its ordinary course of business in substantially the same manner as heretofore conducted, consistent with past practices.

(d)                                 The Companies shall not split, combine or reclassify any of their respective capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of or repurchase, redeem or otherwise acquire, any shares of its capital stock.

(e)                                  The Companies shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other equity interests of the Companies, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, equity interests, or convertible securities and shall not make any capital contribution to, or investments in any other Person.

(f)                                    The Companies will maintain their books and records in accordance with good business practice and will not amend their Organizational Documents.

(g)                                 The Companies will not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of their assets other than in the ordinary course of business.

(h)                                 The Companies will not incur any indebtedness for borrowed money except in the ordinary course of business, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others.

(i)                                     Each Company shall use commercially reasonable efforts to comply in all material respects with all laws, rules, regulations, writs, statutes, ordinances, judgments, injunctions, decrees, determinations, awards, and other orders of every Governmental Authority applicable to it and to the conduct of its business and perform in all material respects all its obligations without default.

(j)                                     Each Company shall maintain and pay all premiums with respect to all policies of insurance relating to its business, and its assets and properties, as are presently held in its name (or replacements therefor) and timely renew all such policies (or arrange for replacements therefor).

(k)                                  Neither Company shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving the payment of, or an agreement to pay over time in cash, notes, or other property, in the aggregate, an amount exceeding $500,000.

(l)                                     Neither Company shall (i) make or change any Tax election or method of accounting with respect to Taxes, (ii) file any amended Tax Return, or (iii) settle or compromise any examination or proceeding with respect to any material Tax liability.

(m)                               Neither Company shall (i) enter into any agreement or transaction that if entered into prior to the date hereof would be required to be set forth on Schedule 3.11, including, without limitation, any transaction involving any merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring, or a purchase, sale, lease or other acquisition or disposition of any assets or capital stock, (ii) amend, modify, renew or terminate any agreement set forth on Schedule 3.11 in a manner which is materially adverse to the Companies or (iii) enter into any agreement or transaction involving Intellectual Property License or other agreement concerning any Intellectual Property Rights (except Shrinkwrap Software licenses), outside of the ordinary course of business.

(n)                                 Neither Company shall Knowingly undertake any action or fail to take any action Knowing that if taken or failed to be taken prior to the date hereof would be required, or could have reasonably resulted in an event that would be required, to be set forth on Schedule 3.18.

(o)                                 Neither Company will outside of the ordinary course of business abandon, misuse or fail to renew or to maintain in full force and effect, any Companies’ Intellectual Property Rights that is necessary and material to the Business of the Companies.

(p)                                 Neither Company shall agree, or commit to agree, to take any action not permitted to be taken pursuant to this Section 7.1.

(q)                                 The Companies shall maintain the Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear and extraordinary damage or destruction (other than that caused by the Companies, the Sellers or their respective Affiliates) excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Real Property or any portion thereof.

(r)                                    Neither Company shall amend, modify, extend, renew or terminate any Lease, nor enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property.

(s)                                  The Companies shall provide the Title Company with any affidavit, indemnity or other assurances reasonably requested by the Title Company to issue the Title Policies.

7.2                                 Filings; Consents; Etc.  The Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby.  Without limiting the generality of the foregoing, the parties hereto shall give all notices, make all required filings with or applications to governmental bodies and other regulatory authorities, and use commercially reasonable efforts to obtain all Consents of all third parties, including Governmental Authorities, necessary for the parties to consummate the transactions contemplated hereby.

7.3                                 Additional Agreements.  Each of the Parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (b) fulfill all conditions to this Agreement.

7.4                                 Schedules Update.  Prior to the Closing, the Companies and the Sellers will supplement or amend their respective Schedules with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct any information in such Schedules which has been rendered inaccurate thereby.  For purposes of determining the accuracy of the representations and warranties of the Companies and the Sellers contained in ARTICLE III and ARTICLE IV, and for purposes of determining satisfaction of the conditions set forth in Section 8.2(a), the Schedules delivered by the Companies and the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto; provided, however, in the event the Buyer shall close the transaction contemplated hereby, the Buyer will be deemed to have waived any and all breaches of representations, warranties and covenants of this Agreement expressly disclosed pursuant to the supplements or amendments to the Schedules provided under this Section 7.4 including, without limitation, for purposes of indemnification pursuant to ARTICLE XI.

7.5                                 HSR Filing.  The Companies or the required parties and the Buyer will each file, or cause to be filed, within two (2) calendar days after the date hereof, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, Notification and Report Forms with respect to the transactions contemplated by this Agreement and respond as promptly as is practicable to all inquiries received for additional information or documentation. The Buyer shall share one half and the Sellers shall share one half (allocated among the Sellers as set forth opposite the name of each Seller on Exhibit B) of all filing fees that by law or regulation are payable by an acquiring person for all HSR filings in connection with this Agreement.

7.6                                 Delivery and Cancellation of Warrants.  At the Closing, Alliance Holdings, Inc., a Pennsylvania corporation (“Alliance”) and Wallace shall convey, assign, transfer and deliver to LDH, free and clear of any and all Liens, all of the warrants listed on Schedule 7.6 (the “Warrants”) for cancellation, and upon LDH’s receipt thereof, they shall be deemed cancelled and shall have no further force or effect.

7.7                                 Notification of Certain Matters.  Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other parties, of: (a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect from the date hereof to the Closing Date, (b) the failure by it (i) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (ii) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality, (c) any change, event or circumstance that has had, has or could reasonably be expected to have a Material Adverse Effect on such party or adversely affects its ability to consummate the transactions contemplated by this Agreement in a timely manner, (d) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement, (e) any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (f) any actions, suits, claims, investigations, audits or proceedings commenced or to its Knowledge threatened against the notifying party or relating to or involving or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement, and (g) any material failure of the notifying party or any officer, director, employee or agent thereof to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

7.8                                 Audited Financial Statements.  The Companies shall make available to the Buyer and its auditors the Companies’ personnel and auditors and such records and all other reasonably necessary information as they may request for the purpose of preparing any registration statement, prospectus or offering memorandum necessary in connection with the financing of the transactions contemplated hereby and the pro forma financial statements to be included therein which give effect to the consummation of the transactions contemplated by this Agreement (including complying with the requirements of Regulation S-X promulgated under the Securities Act).  The Companies shall use their commercially reasonable efforts to cause to be delivered to the Buyer a letter of Crowe Chizek and Company LLC (the “Auditors”) satisfactory to the Buyer in its good faith reasonable judgment and in form and substance customary for “comfort letters” delivered by independent public accountants in connection with the financings contemplated by the Commitment Letters (with replacements therefor) (a “Comfort Letter”), dated the Closing Date and addressed to the board of directors of Lazy Days and the initial purchasers of the senior subordinated notes covering such consolidated financial statements.  In addition to the foregoing, upon the request of the Buyer, the Companies shall use their commercially reasonable efforts to cause to be delivered and addressed to the underwriters, placement agent or lenders, as the case might be a Comfort Letter of the Auditors covering any financial information of the Companies used in connection with any financing activity a portion of the proceeds from which is intended to be used in connection with the financing of the transaction contemplated by this Agreement.  Further, the Companies agree to use their commercially reasonable efforts to cause the Auditors to grant any consent to the Buyer or the Companies required under federal securities laws in connection with any filing of materials with the SEC under the Securities Act or the Exchange Act, as the case may be.  Notwithstanding anything in this Agreement to the contrary, in the event this Agreement is terminated prior to Closing, the Companies shall pay all expenses of Crowe Chizek and Company LLC, acting as the auditors and the Buyer shall pay all expenses of PricewaterhouseCoopers LLP.

7.9                                 Refinancing of Senior Debt.  At the Closing, subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 and subject to the terms and conditions set forth in Section 2.1, the Buyer will provide funds or financing to the Companies sufficient to retire in full the Companies’ existing bank facilities listed on Schedule 7.9.  The Funded Debt Amount shall be paid on the Closing Date (i) entirely to the Senior Lenders to the extent that an amount at least equal to the Funded Debt Amount is owed to the Senior Lenders on the Closing Date under the credit facilities listed on Schedule 2.1(a)(i), or (ii) otherwise, the entire amount owed under such credit facilities shall be paid to the Senior Lenders and the difference between the Funded Debt Amount and such amount shall be paid to the Companies.  In no event shall the indebtedness under that certain Amended and Restated Floor Plan Credit Agreement, dated as of July 31, 2002, by and among Lazy Days, Banc of America Specialty Finance, Inc. and KeyBank National Associations at the Closing exceed $50,000,000.

7.10                           ESOP Matters.

(a)                                  Until the Closing or the earlier termination of this Agreement, neither the Companies nor the ESOP shall make or agree to make any distributions or other payments to or from the ESOP or purchase any Shares from the ESOP or from participants or former participants in the ESOP, other than (i) such distributions from or other payments to or from the ESOP or purchases of Shares from such participants or former participants as are required by the terms of the ESOP, (ii) the payments required by Section 7.10(b), and (iii) a contribution in the amount of $4,775,000 by Lazy Days to the ESOP for or on account of that portion of calendar year 2004 ending on the Closing Date.  No later than immediately prior to the Closing, Lazy Days shall pay, or cause to be paid, a contribution in the amount of $4,775,000 to the ESOP for or on account of that portion of calendar year 2004 ending on the Closing Date.

(b)                                 At the Closing the Companies shall pay, or cause to be paid, in full so that no payment obligation remains to the Company in relation thereto, the promissory notes listed on Exhibit 8.3(d) and any other amounts due and owing to current and former employees of Lazy Days who have at any time received a distribution of securities from the Continuous ESOP with respect to which any Company or any Seller has any payment, purchase or redemption obligation remaining due.

(c)                                  The Trustee, at the direction of the ESOP Fiduciary, shall request that the ESOP Advisor prepare and deliver the Fairness Opinion to the ESOP Fiduciary (with a copy to the Companies and the Buyer) and the Trustee, the Companies, the Sellers and the Buyer shall fully cooperate with the ESOP Advisor in connection with the preparation and delivery thereof and shall promptly comply with any inquiries or requests for additional information from the ESOP Advisor in connection therewith.

(d)                                 The Companies shall (i) take or cause to be taken the actions set forth on Schedule 7.10(d) in a form and manner acceptable to the Buyer and (ii) have obtained from each of the Sellers, officers and directors of the Companies hereto an executed, valid and effective release and waiver substantially in the form and on the terms and conditions as set forth in Exhibit D attached hereto (the “Release and Waiver”).

(e)                                  Prior to the Closing Date, the Companies shall take or cause to be taken all such actions as may be necessary to legally terminate the ESOP effective as of the Closing Date and shall, as soon thereafter as is reasonably practicable, and at the direction of the Sellers’ Representative, submit an application in a form reasonably acceptable to the Buyer to the appropriate District Director of the IRS (the “District Director”) requesting a favorable determination on IRS Form 5310 with respect to a proposed amendment to the ESOP in a form reasonably acceptable to the Buyer (the “Amendment”), which Amendment shall be submitted with such application and shall provide that, upon the sale of the Companies, the ESOP (i) shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (ii) shall be terminated effective as of the Closing Date, (iii) shall no longer permit distribution to participants in the form of “qualifying employer securities” (as defined in Section 407 of ERISA) and (iv) shall permit the entire balance of a participant’s account to be distributable immediately in cash (the “IRS Approval”).  The Companies shall keep the Buyer apprised of the status of any communications with, and inquiries or requests for additional information from, the District Director in connection with such IRS Approval, and the Companies shall promptly comply with any such inquiry or request.

7.11                           Exclusivity.  The Companies and the Buyer acknowledge that the Buyer will devote substantial time and incur significant out-of-pocket expenses (including attorneys’, accountants’ and consultants’ fees and expenses) in connection with conducting business, financial and legal due diligence investigations of the Companies, drafting and negotiating this

Agreement and related documents, obtaining third party consents, and other related expenses (collectively, “Acquisition Expenses”).  To induce the Buyer to incur Acquisition Expenses, each Company agrees that until such time as this Agreement has terminated in accordance with ARTICLE XII hereof, such Company shall not and shall not permit any shareholder, officer, director, advisor, agent or affiliate of such Company to:  (a) encourage, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer (an “Acquisition Proposal”) by a third party (other than the Buyer or its representatives and agents and any other person the Buyer designates) regarding (i) the sale of all or any material assets of such Company or any of its Subsidiaries (other than the sale of inventory in the ordinary course consistent with past practice), (ii) any sale, merger, consolidation, public offering, recapitalization, issuance of securities or similar transaction involving such Company or any of its Subsidiaries, or (iii) the issuance of the capital stock of such Company or any of its Subsidiaries (the actions referred to in clauses (i) through (iii), each a “Third Party Acquisition”), (b) except as otherwise required by law, provide any non-public financial or other confidential or proprietary information regarding such Company (including this Agreement and any other materials containing the Buyer’s or its Affiliates’ proposal and any other financial information, projections or proposals regarding such Company) to any person or entity (other than to the Buyer or its representatives and agents and any other person the Buyer designates) whom such Company knows, or has reason to believe, would have any interest in participating in an Acquisition Proposal, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to result in, a Third Party Acquisition, (c) enter into any written or oral agreement, arrangement or understanding requiring such Company or the Sellers to abandon, terminate or fail to consummate the transactions contemplated hereby, (d) enter into any written or oral agreement or understanding with any person or entity (other than the Buyer or its representatives and agents and any other person the Buyer designates) regarding an Acquisition Proposal, or (e) take any action or the effecting of a transaction which, in any case, directly or indirectly accomplishes any of the foregoing or which would defeat the purposes of this Agreement.  Each Company agrees to immediately notify the Buyer if it or any of its representatives receives after the date hereof any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to the Buyer in reasonable detail the terms of any such indication, request or proposal, and will provide the Buyer with copies of all written communications relating to any such indication, request or proposal.  Each Company represents that neither it nor any of its stockholders or Affiliates is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement and that it has fully complied with the provisions of Section 8 of the letter of intent between Lazy Days and Bruckmann, Rosser, Sherrill & Co., Inc. dated as of December 20, 2003.

7.12                           Risk of Loss.  The risk of loss or damage by fire or other casualty to any material asset of the Companies, or any Real Property or Improvements prior to the Closing is retained by the Companies.  In the event that any material asset of the Companies or any Real Property or Improvements shall suffer any fire or casualty or any injury, the Companies agree to, (a) repair the damage at their sole cost and expense prior to the Closing Date, or (b) make an appropriate reduction in the Gross Purchase Price herein set forth based on a reasonable approximation of the cost of such repair as agreed by the Parties.

7.13                           Amended Tax Returns and 2003 Tax Returns.  The Parties hereto acknowledge and agree that prior to the Closing Date, the Sellers shall cause Lazy Days to (a) prepare amended federal and state income Tax Returns for Lazy Days’ taxable years ending in 2000 and 2002 and prepare Tax Returns for the Companies’ tax year ending in 2003, (b) provide Sellers a draft copy of such Tax Returns, (c) file such amended or original Tax Returns, as applicable, and (d) pay the amount of additional Taxes (in the case of the amended Tax Returns) or Taxes, as applicable, shown on such Tax Returns.

7.14                           Phantom Payment Obligations.  At the Closing, the Companies shall pay, or cause to be paid, in full, so that no payment obligation remains to LDH or Lazy Days with respect to, under or resulting from any former or current stock appreciation rights or phantom stock or similar plan or right.

7.15                           Indebtedness.  At the Closing, the Companies shall pay, or cause to be paid, in full, so that no payment obligation remains to LDH or Lazy Days with respect to, under or resulting from any Indebtedness (which, for purposes of this Section 7.15, shall only refer to clauses (a) through (d) and (f) of the definition of “Indebtedness”) other than the Indebtedness incurred on the Closing Date with the consent of Buyer and other than as set forth on Schedule 7.9 with respect to Indebtedness that is not required to be repaid.  In no event shall the amount of the Indebtedness of the Companies (other than under that certain Amended and Restated Floor Plan Credit Agreement, dated as of July 31, 2002, by and among Lazy Days, Banc of America Specialty Finance, Inc. and KeyBank National Associations), as of immediately prior to the Closing, exceed $46,079,298.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE CLOSING

8.1                                 Conditions Precedent to Each Party’s Obligations.  The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the affected Party:

(a)                                  Consents.  The Companies, the Sellers and the ESOP shall have received all Consents, as listed on Schedule 3.2(b), necessary for the consummation of the transactions contemplated by this Agreement which, if not obtained, would result in a violation of any law or any material liability to the Companies, the Sellers or the ESOP.

(b)                                 No Legal Prohibition.  No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or Governmental Authority which would prohibit consummation by such party of the transactions contemplated hereby.

(c)                                  No Injunction.  Such Party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

(d)                                 HSR Act.  The applicable waiting period under the HSR Act shall have expired or been terminated.

(e)                                  Escrow Agreement.  The Buyer, the Sellers’ Representative, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f)                                    Compliance of Trustee.  The Trustee shall have complied with all provisions of the ESOP and applicable law necessary for the consummation of the transactions contemplated hereby and the sale of the Shares by the ESOP to the Buyer pursuant hereto and the Trustee shall have received directions from the ESOP Fiduciary to consummate the transactions contemplated hereby and to sell the ESOP Shares to the Buyer pursuant hereto, and the Buyer shall have received copies of all documents prepared and delivered in connection therewith and such documents shall be in form and substance satisfactory to the Buyer.

(g)                                 Opinion of ESOP Advisor.  The ESOP Fiduciary shall have received an opinion of the ESOP Advisor, dated as of the Closing Date, to the effect that, as of such date (i) the consideration to be paid to the ESOP on the Closing Date for the ESOP Common Shares is not less than “adequate consideration” as determined under ERISA, (ii) the terms and conditions of the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view (the “Fairness Opinion”), and (iii) the consideration to be paid to the ESOP for the ESOP Common Shares pursuant to the terms hereof is not less than the consideration that the ESOP would have received hereunder had the Agreement Among Sellers not been entered into, a copy of such opinion shall have been provided to the Companies and the Buyer, and such opinion shall be in form and substance reasonably satisfactory to the Buyer.

(h)                                 Determination of ESOP Fiduciary.  The ESOP Fiduciary, as the independent Fiduciary under the terms of the ESOP, shall have (i) determined, in the sole exercise of its fiduciary discretion under ERISA, that the consummation by the ESOP of the transactions contemplated by this Agreement (including, without limitation, the LDRV Agreement) is prudent, is for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, and does not constitute a prohibited transaction or otherwise violate ERISA, (ii) determined that the consummation by the ESOP of the transactions contemplated by this Agreement (including, without limitation, the LDRV Agreement) in no other respects violates the ESOP Fiduciary’s fiduciary obligations, and (iii) directed the Trustee to consummate the transactions contemplated by this Agreement (including, without limitation, the LDRV Agreement).

(i)                                     Determination of Trustee.  As directed by the ESOP Fiduciary, the Trustee shall have determined to consummate the transactions contemplated by this Agreement (including, without limitation, the LDRV Agreement).

8.2                                 Conditions Precedent to Obligations of the Buyer.  The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of the Buyer:

(a)                                  Accuracy of Representations and Warranties; Performance of Covenants.  Except as expressly contemplated by this Agreement, the representations and warranties of the Companies and the Sellers contained in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be accurate as of such date or with respect to such period). The Companies and the Sellers shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by any of them on or prior to the Closing.  The Buyer shall receive at the Closing a certificate from each Seller, each of the Companies and the Trustee (who shall execute such certificate of the direction of the ESOP Fiduciary) dated as of the Closing Date and executed by each of the Sellers and the Companies as appropriate certifying their respective fulfillment of the conditions set forth in this Section 8.2(a).

(b)                                 No Material Adverse Change.  No event or events shall have occurred which individually or in the aggregate constitutes a Material Adverse Change, other than those, if any, that result from actions or changes expressly permitted by, and the transactions contemplated by, this Agreement.

(c)                                  Opinions of Counsel; ESOP Fiduciary Certificate.  The Companies shall have delivered to the Buyer the opinion of counsel to the Companies to the effect set forth in Exhibit 8.2(c) which shall include an opinion of counsel that no vote of the ESOP participants is required to consummate the transactions contemplated by this Agreement; the ESOP Fiduciary shall have delivered to the Buyer the opinion of counsel to the ESOP Fiduciary to the effect set forth in Exhibit 8.2(c); and the Trustee, at the direction of the ESOP Fiduciary, shall have delivered to the Buyer the opinion of counsel to the Trustee to the effect set forth in Exhibit 8.2(c), and each such opinion shall permit the Buyer’s financing sources to rely thereon.  The Buyer shall have received a certificate from the ESOP Fiduciary dated as of the Closing Date describing the process by which it has determined, and stating that it has in fact determined, that the consummation by the ESOP of the transactions contemplated by this Agreement is prudent, is for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, and does not constitute a prohibited transaction or otherwise violate ERISA.

(d)                                 Payoff Letters.  A payoff letter from each Senior Lender indicating that upon payment of a specified amount, such holder shall release its security interest and agree to execute Uniform Commercial Code Termination Statements, or such other documents or endorsements necessary to release of record its security interest in the assets, and evidence of the release or discharge of such financing statements, judgments, or other Liens on or against the assets of the Companies.

In addition, the Buyer shall have received Uniform Commercial Code Termination Statements and other termination, pay-offs and/or releases, necessary to terminate or release all Liens, other than Permitted Liens, on the properties of the Companies and evidence of the complete satisfaction in full of all outstanding Indebtedness of the Companies other than those set forth on Schedule 8.2(d).

(e)                                  Warrants.  Alliance and Wallace shall have delivered the Warrants to LDH for cancellation.

(f)                                    Approval by Counsel for the Buyer.  All instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for the Buyer.

(g)                                 Title Insurance, Real Property Surveys; FIRPTA Certificate.

(i)                                     The Companies shall have delivered no later than ten (10) days prior to the Closing a commitment for an ALTA Owner’s Title Insurance Policy or similar form issued in the state of Florida for each Real Property (which includes all Owned Property and Leased Property (other than the Leased Property listed as item 2(b) on Schedule 3.12) issued by a title insurance company satisfactory to the Buyer (the “Title Company”), together with a copy of all documents referenced therein (the “Title Commitments”).

(ii)                                  At Closing, the Buyer shall have obtained title insurance policies (which may be in the form of a mark-up of a pro forma of the Title Commitments) in accordance with the Title Commitments, insuring the applicable Company’s fee simple title to each Owned Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from such Company through the date of recording, subject only to Permitted Liens, in such amount as the Buyer and the Sellers reasonably determine to be the value of the Real Property insured thereunder (the “Title Policies”).  Each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions other than unrecorded casements), and all endorsements reasonably requested by the Buyer and permitted by law to be issued in the state of Florida, in form and substance reasonable satisfactory to the Buyer.  The Buyer shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies.

(iii)                               The Companies shall have delivered no later than ten (10) days prior to the Closing, a survey for each Owned Property and Leased Property (other than the Leased Property listed as item 2(b) on Schedule 3.12) dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to the Buyer, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16, and such other standards as the Title Companies require as a condition to the removal of any survey exceptions from the Title Policies, and certified to the Buyer, the Buyer’s lender and the Title Company, in a form satisfactory to each of such parties (the “Surveys”).  The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other material survey defect which interferes with the use or operation of the Owned Property which has not been cured or insured over to the Buyer’s reasonable satisfaction prior to the Closing.  The Buyer shall pay all fees, costs and expenses with respect to the Surveys.

(iv)                              Each Seller and the ESOP shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Internal Revenue Code so that the Buyer is exempt from withholding any portion of the Net Purchase Price thereunder (the “FIRPTA Certificate”) and the Trustee, at the direction of the ESOP Fiduciary, shall execute the FIRPTA Certificate as directed by the ESOP Fiduciary.

(h)                                 Estoppel Certificates.  The Companies shall have used commercially reasonable efforts to obtain and deliver to the Buyer an estoppel certificate with respect to the Ground Lease, dated no more than thirty (30) days prior to the Closing, from the other party to such Lease, in form and substance reasonably satisfactory to the Buyer (the “Estoppel Certificates” ).

(i)                                     Non-Disturbance Agreements.  The Companies shall have used commercially reasonable efforts to obtain and deliver to the Buyer a non-disturbance agreement with respect to the Ground Lease for the Leased Property lease thereunder in form and substance reasonably satisfactory to the Buyer from each lender encumbering any real property underlying the Leased Property for such Lease (the “Non-Disturbance Agreements” ).

(j)                                     Termination of Affiliate Agreements.  The Buyer shall have received agreements evidencing the termination of all Affiliate Agreements other than those set forth on Schedule 8.2(j) and the Ground Lease (the “Ground Lease”) between Lazy Days and I-4 Land Holding Limited Company, all on terms and conditions satisfactory to the Buyer.

(k)                                  Ground Lease.  Lazy Days and I-4 Land Holding Limited Company shall have entered into an amendment to the Ground Lease substantially in the form and on the terms and conditions set forth in Exhibit 8.2(k) attached hereto (the “Lease Amendment”), and such Lease Amendment shall be in full force and effect.

(l)                                     Employment Agreements.  Lazy Days and each of Wallace, Charles L. Thibault and John Horton shall have entered into employment and non-competition agreements substantially in the forms and on the terms and conditions set forth in Exhibit 8.2(l) attached hereto (each an “Employment Agreement”).

(m)                               Financing.  The Buyer shall have obtained the cash proceeds of its debt financing transactions sufficient to consummate the transactions contemplated hereby, pay related fees and expenses and adequately fund the ongoing working capital requirements of the Companies after the Closing Date, all on terms and conditions satisfactory to the Buyer.

(n)                                 Force Majeure.  Following the date hereof, (a) there shall have not occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or in NASDAQ National Market System, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation by any United States Governmental Authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions, or (iv) any disaster, act of God, act of war or act of hostilities involving the United States, or act of terrorism against the United States, which in any of such cases had, or could reasonably be expected to have, either a Material Adverse Effect on the Companies or the Companies’ debt offering, and (b) in the case of any of the situations described in clauses (i) through (iv) above that are existing on the date hereof, there shall not have occurred a material acceleration or worsening thereof.

(o)                                 LDRV Holdings Corp.  The ESOP shall have received $2,000 from Lazy Days in exchange for any rights that it might have in connection with the 15.2502 shares of LDRV Holdings Corporation or any right relating thereto pursuant to the LDRV Agreement.  In addition, the ESOP Fiduciary, as the independent Fiduciary under the terms of the ESOP, shall have (i) determined, in the sole exercise of its fiduciary discretion under ERISA, that the consummation by the ESOP of the LDRV Agreement is prudent, is for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, and does not constitute a prohibited transaction or otherwise violate ERISA, (ii) determined that the consummation by the ESOP of the LDRV Agreement in no other respects violates the ESOP Fiduciary’s fiduciary obligations, and (iii) directed the Trustee to consummate the LDRV Agreement.

(p)                                 Sellers Contribution Agreement.  The Sellers, the Buyer and Bruckmann, Rosser, Sherrill & Co. II, L.P. (or one or more of its Affiliates), shall have entered into the Sellers Contribution Agreement and shall have consummated the transactions contemplated thereby.

(q)                                 Wallace Contribution Agreement.  Wallace, the Buyer and Bruckmann, Rosser, Sherrill & Co. II, L.P. (or one or more of its Affiliates), shall have entered into the Wallace Contribution Agreement and shall have consummated the transactions contemplated thereby.

(r)                                    Wallace Note Agreement.  Wallace and Lazy Days shall have entered into the Wallace Note Agreement and shall have consummated the transactions contemplated thereby.

(s)                                  Final Balance Sheet.  The Buyer shall have received the Final Balance Sheet prepared in accordance with and pursuant to the provisions set forth in this Agreement, which shall have been satisfactory in form to Buyer.

(t)                                    Non-compete and Covenant Agreement.  Wallace, Lazy Days and the Buyer shall have entered into the Non-compete and Covenant Agreement substantially in the form and on such terms as attached hereto as Exhibit E, and such Non-compete and Covenant Agreement shall be in full force and effect.

(u)                                 Amended Tax Returns.  The Buyer shall have received draft copies of Lazy Days’ Tax Returns identified in Section 7.13.  Lazy Days shall have filed such Tax Returns and shall have paid the amount of Taxes or additional Taxes, as applicable, shown on such Tax Returns prior to the Closing Date.

(v)                                 Release and Waiver.  The Buyer shall have received each Release and Waiver to be obtained by the Companies pursuant to Section 7.10(d).

8.3                                 Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers and the ESOP under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of the Sellers and the ESOP:

(a)                                  Accuracy of Representations and Warranties; Performance of Covenants.  Except as expressly contemplated by this Agreement, the representations and warranties of the Buyer contained in this Agreement (i) that are qualified as to materiality shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, as of the Closing with the same force and effect as though made on and as of the Closing.  The Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing.  The Sellers’ Representative and the ESOP Fiduciary shall receive at the Closing a certificate dated as of the Closing Date and validly executed on behalf of the Buyer by an executive officer of the Buyer, certifying the fulfillment of the conditions set forth in this Section 8.3(a).

(b)                                 Supplemental Phantom Plan Payment Obligations. The Buyer shall have paid on behalf of Lazy Days all of those payment obligations under the agreements as listed on Exhibit 8.3(b), in accordance with Section 2.1.

(c)                                  Phantom Plan Payment Obligations. The Buyer shall have paid on behalf of Lazy Days all of those payment obligations under the agreements as listed on Exhibit 8.3(c), in accordance with Section 2.1.

(d)                                 ESOP Promissory Notes. Lazy Days shall have paid all of those payment obligations under the promissory notes listed on Exhibit 8.3(d), in accordance with Section 2.1.

(e)                                  Sellers Contribution Agreement.  The Sellers, the Buyer and Bruckmann, Rosser, Sherrill & Co. II, L.P. (or one or more of its Affiliates) shall have entered into the Sellers Contribution Agreement and shall have consummated the transactions contemplated thereunder.

(f)                                    Wallace Contribution Agreement.  Wallace, the Buyer and Bruckmann, Rosser, Sherrill & Co. II, L.P. (or one or more of its Affiliates), shall have entered into the Wallace Contribution Agreement and shall have consummated the transactions contemplated thereby.

(g)                                 Wallace Note Agreement.  Wallace and Lazy Days shall have entered into the Wallace Note Agreement and shall have consummated the transactions contemplated thereby.

(h)                                 Opinion of Counsel.  The Buyer shall have delivered to the Sellers’ Representative the opinion of counsel to the Buyer to the effect set forth in Exhibit 8.3(f).

(i)                                     Approval by Counsel for the Companies, the Sellers and the ESOP Fiduciary.  All instruments and documents reasonably required to carry out this Agreement and all other related legal matters shall have been approved as to form and substance by counsel for the Companies, the Sellers and the ESOP Fiduciary.

(j)                                     Ground Lease.  Lazy Days and I-4 Land Holding Limited Company shall have entered into the Lease Amendment, and such Lease Amendment shall be in full force and effect.

(k)                                  Employment Agreements.  Lazy Days and each of Wallace, Charles L. Thibault and John Horton shall have entered into the Employment Agreements.

(l)                                     Non-compete and Covenant Agreement.  Wallace, Lazy Days and the Buyer shall have entered into the Non-compete and Covenant Agreement substantially in the form and on such terms as attached hereto as Exhibit E, and such Non-compete and Covenant Agreement shall be in full force and effect.

ARTICLE IX
CLOSING

9.1                                 Time and Place.  The consummation of the transactions that are the subject of this Agreement (the “Closing”) shall take place at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Chicago, Illinois no later than five business days after the Closing conditions in ARTICLE VIII have been satisfied, or such other place or date as the Buyer, the ESOP Fiduciary and the Sellers’ Representative mutually agree (the “Closing Date”).

9.2                                 Deliveries by the Companies, the Sellers, the Sellers’ Representative and the ESOP .  At the Closing, the Companies, the Sellers, the Sellers’ Representative and, to the extent applicable under Sections 9.2(a), 9.2(b), 9.2(j), 9.2(k) and 9.2(q), the Trustee (on behalf of the ESOP and as directed by the ESOP Fiduciary) shall deliver or cause to be delivered to the Buyer:

(a)                                  Stock Certificates.  Each Seller and the ESOP shall deliver their respective Certificates representing the Shares (other than the Sellers Contributed Shares, the Wallace Contributed Shares and the Note Shares, which shall have been contributed by the Sellers to the Buyer prior to Closing, pursuant to the terms of the Sellers Contribution Agreement, by Wallace to the Buyer pursuant to the terms of the Wallace Contribution Agreement and by Wallace to Lazy Days pursuant to the terms of the Wallace Note Agreement, as applicable), duly endorsed in blank or accompanied by duly executed stock powers, transferring the Shares to the Buyer and Lazy Days, as applicable;

(b)                                 Consents.  Evidence that all material Consents, if any, required to sell and assign the Shares, have been obtained by the Companies, the Sellers and the ESOP;

(c)                                  Minute Books.  All of the minute books, stock ledgers and similar corporate records, and corporate seals of each of the Companies;

(d)                                 Board Resolutions.  A copy of the resolutions of the Board of Directors of each of the Companies certified by their respective Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Companies of the transactions contemplated hereby;

(e)                                  Certificates.  The certificates required by Section 8.2(a);

(f)                                    Resignations.  Resignations effective as of the Closing Date of those directors and others of the Companies as the Buyer may request to resign;

(g)                                 Good Standing Certificates.  Certificates of good standing, dated not more than ten (10) days prior to the Closing Date, with respect to (i) LDH issued by the Secretary of State of the State of Delaware, and (ii) Lazy Days issued by the Secretary of State of the State of Florida;

(h)                                 Corporate Documents. Copies of the (i) Certificate of Incorporation of LDH certified by the Secretary of State of the State of Delaware as of the date not more than ten (10) days prior to the Closing Date, and (ii) Articles of Incorporation of Lazy Days certified by the Secretary of State of the State of Florida as of the date not more than ten (10) days prior to the Closing Date

(i)                                     Cancellation of Warrants. Evidence that the Warrants were delivered and cancelled.

(j)                                     Opinion of Companies’ Counsel.  The opinion of counsel for the Companies, the ESOP Fiduciary and the Trustee in the forms required by Section 8.2(c); and

(k)                                  Title Insurance, Real Property Surveys; FIRPTA Certificate.  Title Policies, Surveys and the FIRPTA Certificate in accordance with Section 8.2(g).

(l)                                     Estoppel Certificates.  The Estoppel Certificates in accordance with Section 8.2(h).

(m)                               Non-Disturbance Agreements.  The Non-Disturbance Agreements in accordance with Section 8.2(i).

(n)                                 Payoff Letters; UCC Termination Statements.  A payoff letter from each Senior Lender and executed Uniform Commercial Code Termination Statement from each Senior Lender.

(o)                                 Termination of Affiliate Agreements.  Evidence reasonably satisfactory to Buyer that the Affiliate Agreements (other than those listed on Schedule 8.2(j) and the Ground Lease) have been terminated without liability to the Buyer.

(p)                                 Releases.  The releases required by Section 8.2(v).

(q)                                 Other Documents.  Such other documents and instruments as the Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

9.3                                 Deliveries by the Buyer.  The Buyer will deliver or cause to be delivered to the Sellers and, as applicable, the ESOP:

(a)                                  The Gross Purchase Price.  Payment of the Gross Purchase Price as provided in Section 2.1 and Section 2.2;

(b)                                 Buyer’s Certificate.  The certificate required by Section 8.3(a);

(c)                                  Board Resolutions.  A copy of the resolutions of the Board of Directors of the Buyer, certified by its Secretary as having been duly and validly adopted and as being in full force and effect, authorizing execution and delivery of this Agreement and performance by the Buyer of the transactions contemplated hereby;

(d)                                 Good Standing Certificate.  Certificate of good standing, dated not more than ten days prior to the Closing Date, with respect to the Buyer, issued by the Secretary of State of the State of Delaware;

(e)                                  Opinion of Buyer’s Counsel.  The opinion of counsel for the Buyer in the form required by Section 8.3(f); and

(f)                                    Other Documents.  Such other documents and instruments as the Companies, the Sellers and the ESOP or their respective counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

ARTICLE X
POST CLOSING COVENANTS

10.1                           Tax Covenants.

(a)                                  Allocation of Taxes.  In the manner provided below, the Sellers shall be responsible for all Taxes imposed on the Companies relating to all taxable periods, or portions of taxable periods, ending on or before March 31, 2004 (the “Pre-Closing Taxes”). The Buyer shall be responsible for all Taxes imposed on the Companies for all taxable periods, or portions of taxable periods, beginning on April 1, 2004 (the “Post-Closing Taxes”).  Where the Pre-Closing Taxes are calculated on the basis of a period beginning before but ending after March 31, 2004 (a “Straddle Period”), such Pre-Closing Taxes shall be calculated on the basis of the taxable income of the Companies as though the taxable year of the Companies terminated at the close of business on March 31, 2004.  The Parties agree that no election will be made under Section 338 of the Code in respect of the transactions contemplated under this Agreement.  For the avoidance of doubt, any Tax liability resulting from a transaction occurring on or after the Closing Date, other than those contemplated in this Agreement or in the ordinary course of the Companies’ business, will not be deemed to give rise to a breach of any representation set forth in Section 3.10.

(b)                                 Pre-Closing Returns.  Except as provided in Section 7.13, for all taxable periods of the Companies ending on or before March 31, 2004 with respect to which a Tax Return is due after March 31, 2004, the Buyer shall cause to be prepared, and the Buyer shall cause to be filed (and shall provide to the Sellers’ Representative and the ESOP Fiduciary a true copy of each such Tax Return as filed and evidence of the timely filing thereof), all Tax Returns of the Companies.  At least fifteen (15) days prior to the filing of any Tax Return in respect of a Pre-Closing Tax period for which Buyer is responsible under this Section 10.1(b), the Buyer shall submit copies of such returns to the Sellers’ Representative and the ESOP Fiduciary for review and comment and the Buyer shall make any revisions to such Tax Returns reasonably requested by the Sellers’ Representative and the ESOP Fiduciary.  In the event of a dispute with respect to any Tax Return in respect of a Pre-Closing Tax period, the Buyer shall determine the final form of such Tax Return without prejudice to the Sellers’ Representative’s right to dispute the amount of Pre-Closing Taxes shown on such Tax Return.  All Tax Returns in respect of Pre-Closing Tax periods shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by applicable laws and regulations, in a manner consistent with the prior practice of the Companies.

(c)                                  Straddle Period Returns.  For all Straddle Periods, the Buyer shall cause to be prepared and timely filed (and shall provide to the Sellers’ Representative and the ESOP Fiduciary a true copy of each such return as filed and evidence of the timely filing thereof) all required Tax Returns of the Companies.  At least fifteen (15) days prior to the filing of any Tax Return in respect of a Straddle Period, the Buyer shall submit copies of such returns to the Sellers’ Representative and the ESOP Fiduciary for review and comment and the Buyer shall make any revisions to such Tax Returns reasonably requested by the Sellers’ Representative and the ESOP Fiduciary.  In the event of a dispute with respect to any Tax Return in respect of a Straddle Period, the Buyer shall determine the final form of such Tax Return without prejudice to the Sellers’ Representative’s right to dispute the amount of Pre-Closing Taxes shown on such Tax Return.  All Tax Returns in respect of Straddle Periods shall be prepared, and all elections with respect to such Tax Returns shall be made, to the extent permitted by applicable laws and regulations, in a manner consistent with the prior practice of the Companies.

(d)                                 Payment of Taxes.  The Buyer shall pay or cause to be paid all Taxes shown on the Tax Returns required to be filed by the Buyer pursuant to this Section 10.1.  The Sellers will pay to the Buyer or the Companies an amount equal to the Taxes due with respect to any Tax Returns filed by the Buyer to the extent such Taxes are Pre-Closing Taxes, but only to the extent such Pre-Closing Taxes exceed the amount of accruals for Taxes shown on the Final Balance Sheet and taken into account in calculating Net Working Capital (the “Tax Accruals” ).  To the extent the Tax Accruals exceed the Pre-Closing Taxes due, the Buyer shall promptly pay (i) to the Sellers a percentage of such amount equal to the difference of one hundred percent (100%) minus the ESOP Percentage, and (ii) to the ESOP a percentage of such amount equal to the ESOP Percentage, unless such excess correspondingly increased the Net Purchase Price as a Net Working Capital adjustment pursuant to Section 2.3.  Whenever in accordance with this Section 10.1, the Buyer shall be required to pay the Sellers Pre-Closing Taxes or the Sellers shall be required to pay the Buyer Pre-Closing Taxes, subject to the parties’ right to dispute the amount of such Taxes, such payments shall be made the later of fifteen (15) days after requested or two (2) days before the requesting party is required to pay or cause to be paid the related Tax liability.  “ESOP Percentage” for the purpose of this Section 10.1(d) means 18.56%.

(e)                                  Cooperation and Records Retention.  The Sellers and the Buyer shall (i) each provide the other, and the Buyer shall cause the Companies to provide the Sellers, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and the Buyer shall cause the Companies to retain and provide the Sellers and the ESOP with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any

Tax Return of the other or the Companies for any period.  Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Companies to retain, and the Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date.  Each Party shall bear its own expenses in complying with the foregoing provisions.

(f)                                    The Buyer shall not claim or cause to be claimed any deduction, loss or credit for Taxes in respect of the termination of the ESOP Loan as provided for in Section 2.2(c)(iii).

10.2                           Non-competition; Nonsolicitation; Confidentiality.

(a)                                  In consideration of the transactions contemplated by this Agreement, the consideration to be provided to Wallace as a Seller hereunder, the consideration to be provided to Wallace under the Sellers Contribution Agreement, the Wallace Contribution Agreement and the Wallace Note Agreement, and the payments described in the Non-compete and Covenant Agreement, Wallace agrees to comply with Sections 2, 3 and 4 of the Non-compete and Covenant Agreement.  The provisions of Section 10.2(b) through and including Section 10.2(g) shall not apply to Wallace, whose obligations are set forth in the Non-compete and Covenant Agreement.  Each reference to “each Seller” or “any Seller” in Section 10.2(b) through and including Section 10.2(g) is deemed to mean “each or any, as applicable, Seller (other than Wallace whose obligations are set forth in the Non-compete and Covenant Agreement)”.  This Section 10.2(a) shall only apply to Wallace and not to any other Seller.

(b)                                 In consideration of the transactions contemplated by this Agreement and the consideration to be provided to the Sellers, each Seller severally and not jointly, agrees that during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Nonsolicitation Period”), each Seller shall not, directly or indirectly, (i) disclose to any person or entity the names, addresses, or requirements of, or other confidential information or trade secrets relating to any customers of Lazy Days, the prices charged to such customers or the practices used in servicing such customers (other than in the course of a Seller’s employment with Lazy Days), (ii) make any statement or do any act intended to cause existing or potential customers of Lazy Days to make use of the services or purchase the products of any competitive business, (iii) hire or attempt to hire any person who was employed by the Companies for any type of employment one hundred eighty days prior to the Closing Date, (iv) induce or attempt to induce any employee of the Companies to leave their employ or in any way interfere with the relationship between the Companies and any of their employees, or (v) in any way interfere with relationship between the Companies with any of their suppliers.

(c)                                  Each of the Sellers and each of the Companies agrees, severally and not jointly, that it or any of its Affiliates shall not, directly or indirectly, use for or disclose to any unauthorized Person or use for its or his own purposes any information obtained by such Person concerning the business or affairs of the Companies, any of their respective Subsidiaries or other affiliated entity (“Confidential Information”) without the prior written consent of the Buyer, unless and to the extent that such Confidential Information (i) becomes generally known to and available for use by the public other than as a result of any of the Seller’s, the Companies’ or their respective representatives’, directors’, officers, agents’ or Affiliates’ (all such Persons, the “Company Group”) acts or omissions to act; (ii) is rightfully received by any of the Company Group from a party who was not subject to any obligation of confidentiality; or (iii) such Person is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information; provided, that in such case, such Person shall promptly inform the Buyer of such order, shall cooperate with any reasonable effort by the Buyer to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order.  If in the absence of a protective order or the receipt of a waiver hereunder, any of the Company Group is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person shall promptly inform the Buyer of such obligation, shall cooperate with any reasonable effort by the Buyer to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such obligation.

(d)                                 The parties hereto acknowledge and agree that the Buyer will suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 10.2.  Each Seller acknowledges that the restrictive covenants set forth in this Section 10.2 are of a special, unique, unusual and extraordinary character, the loss of which cannot be adequately compensated by damages.  Each Seller agrees that the periods of restriction imposed by the provisions of this Section 10.2 are fair and reasonable and are reasonably required for the protection of the Buyer in whose favor such restrictions operate.  Each Seller acknowledges that, but for their agreements to be bound the restrictive covenants set forth in this Section 10.2, the Buyer would not have entered into this Agreement.  The restrictive covenants set forth herein supersede any restrictive covenants with respect to the subject matters addressed by the restrictive covenants set forth in this Section 10.2 set forth in any current agreement between any Seller and the Companies.  Each Seller agrees that the Buyer has a legitimate business interest to protect justifying the restrictive covenants set forth in this Section 10.2.  Such legitimate business interests include:  (i) trade secrets, as defined in Florida Statute 688.002(4), (ii) valuable confidential business information that does not otherwise qualify as a trade secret, (iii) substantial relationships with prospective or existing customers, and (iv) customer goodwill.  Each Seller acknowledges that in accordance with Section 542.335, Florida Statutes, irreparable injuries shall be presumed in connection with the sale of a business in which a seller of stock violates an agreement to refrain from carrying on or engaging in a competitive business.  In the event of an alleged or threatened breach by any of the Company Group of any of the provisions of this Section 10.2, the Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Nonsolicitation Period, as applicable by a period equal to the duration of the violation of this Section 10.2).  In the event of an alleged breach or violation by any of the Company Group of any of the provisions of this Section 10.2, the Nonsolicitation Period, as applicable shall be tolled until such alleged breach or violation is resolved.

(e)                                  Each Seller and each Company intends that the covenants of Section 10.2(b) shall be deemed to be a series of separate covenants, one for each month of the Nonsolicitation Period.  If, at the time enforcement is sought of any of the provisions of this Section 10.2, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period or scope area reasonable under such circumstances shall be substituted for the stated period or scope.

(f)                                    The existence of any claims or cause of action of any of the Company Group against the Buyer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of the restrictive covenants set forth in this Section 10.2.  The refusal or failure of the Buyer to enforce any of the restrictive covenants set forth in this Section 10.2 against any of the Company Group, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Buyer of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by any of the Company Group against the Buyer.  If any action should have to be brought by the Buyer against any of the Company Group to enforce the provisions of this Section 10.2, each Seller recognizes, acknowledges and agrees that the Buyer is entitled to all of the civil remedies provided in Sections 542.335, 688.003, and 812.035, Florida Statutes, including without limitation, to the extent provided by applicable law, (i) preliminary and permanent injunctive relief restraining the Seller from unauthorized disclosure or use of any trade secret or confidential information, in whole or in part, or otherwise violating any of the restrictive covenants set forth in this Section 10.2, (ii) actual damages, (iii) attorneys’ fees in trial and appellate courts, and (iv) costs and expenses of investigation and litigation, including expert fees and other costs and expenses.  Nothing in this Agreement shall be construed as prohibiting the Buyer from pursuing any other legal or equity remedies available for breach or threatened breach to the provisions of this Section 10.2, which may otherwise be available.  The Sellers expressly acknowledge that the restrictive covenants set forth in this Section 10.2 apply to any successors or assigns of the Buyer as direct third-party beneficiaries and that such restrictive covenants are expressly intended for the benefit of such successors and assigns.

(g)                                 Each Seller and each Company agrees that the covenants made in Section 10.2(a) and 10.2(b) shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

(h)                                 The Buyer agrees that it or any of its Affiliates shall not, directly or indirectly, use for or disclose to any unauthorized Person or use for its own purposes any information belonging to any Seller and obtained by such Person concerning the business or affairs of the Sellers, any of their respective Subsidiaries or other affiliated entity (“Seller Confidential Information”) without the prior written consent of the applicable Seller, unless and to the extent that such Seller Confidential Information (i) becomes generally known to and available for use by the public other than as a result of any of the Buyer’s, its respective representatives’, directors’, officers’, agents’ or Affiliates’ (all such Persons, the “Buyer Group”) acts or omissions to act; (ii) is rightfully received by any of the Buyer Group from a party who was not subject to any obligation of confidentiality; or (iii) such Person is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Seller Confidential Information; provided, that in such case, such Person shall promptly inform the applicable Seller of such order, shall cooperate with any reasonable effort by the Seller to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Seller Confidential Information to the minimum extent necessary to comply with any such court order.  If in the absence of a protective order or the receipt of a waiver hereunder, any of the Buyer Group is, on the advice of counsel, compelled to disclose any Seller Confidential Information to any tribunal or else stand liable for contempt, such Person shall promptly inform the applicable Seller of such obligation, shall cooperate with any reasonable effort by the applicable Seller to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Seller Confidential Information to the minimum extent necessary to comply with any such obligation.

(i)                                     The parties hereto acknowledge and agree that the Sellers will suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 10.2.  The Buyer acknowledges that the restrictive covenants set forth in this Section 10.2 are of a special, unique, unusual and extraordinary character, the loss of which cannot be adequately compensated by damages.  The Buyer acknowledges that, but for their agreements to be bound the restrictive covenants set forth in this Section 10.2, the Sellers would not have entered into this Agreement.  The restrictive covenants set forth herein supersede any restrictive covenants set forth in any current agreement between the Buyer and any Seller and the Companies with respect to the subject matters addressed by the restrictive covenants set forth in this Section 10.2.  The Buyer agrees that the Sellers have a legitimate business interest to protect justifying the restrictive covenants set forth in this Section 10.2.  Such legitimate business interests include:  (i) trade secrets, as defined in Florida Statute 688.002(4) and (ii) valuable Seller Confidential Information that does not otherwise qualify as a trade secret.  In the event of an alleged or threatened breach by any of the Buyer Group of any of the provisions of this Section 10.2, each Seller or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) in order to enforce or prevent any violations of the provisions hereof.

10.3                           ESOP Matters.

(a)                                  IRS Approval. The Companies shall, at the direction of the Sellers’ Representative and as consented to by the Buyer, which consent will not be unreasonably withheld or delayed, (i) promptly respond to all communications from the District Director, (ii) promptly comply with all requests from the District Director, and (iii) take such additional actions as are necessary to ensure that the IRS Approval is obtained in a manner which, to the extent reasonably possible, will avoid liability to the Companies.

(b)                                 Final Form 5500. The Companies shall, at the direction of the Sellers’ Representative and as consented to by the Buyer, which consent will not be unreasonably withheld or delayed, (i) cause the ESOP to be completely terminated subject to and in accordance with the requirements of applicable law (specifically including, without limitation, Section 401(a)(31)(B) of the Code to the extent applicable), and (ii) file the final Form 5500 Annual Report relating to the ESOP within the time period specified by the Sellers’ Representative subject to and in accordance with the requirements of applicable law.

10.4                           Further Assurances.  At any time or from time to time up to one year after the Closing, each of the parties hereto shall, at the request of the other of the parties hereto and at such requesting party’s expense, execute and deliver any further instruments or documents and take all such further action as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1                           Survival of the Companies’, the Sellers’ and the ESOP’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations.  Except for the Title Representations which shall survive the Closing indefinitely, the representations and warranties in Section 3.22 hereof which shall survive for two (2) years, and the ERISA Representations and the Tax Representations, each of which shall survive until the date that is twenty four (24) months following the date of the filing of the final Form 5500 Annual Report relating to the ESOP, all representations and warranties of the Companies, the Sellers and the ESOP contained in or arising out of this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date.

11.2                           Survival of Buyer’s Representations, Warranties and Covenants; Time Limits on Indemnification Obligations.  Except for the representations and warranties of the Buyer contained in Section 6.2 which shall survive the Closing indefinitely, all of the representations and warranties of the Buyer shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date.

11.3                           Indemnification by the Sellers.  From and after the Closing, the Sellers shall, in accordance with and subject to Section 11.8(f), indemnify, defend and save the Buyer and its officers, directors, employees, Affiliates, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”), forever harmless from and against, and shall pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all liabilities, obligations, deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs, expenses, interest, fines, penalties, or costs or expenses of any and all investigations, proceedings, judgments, orders, environmental analyses, remediations, settlements and compromises (including reasonable fees and expenses of attorneys, accountants and other experts) (hereinafter “Loss” or “Losses”) sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of:

(a)                                  any breach of a representation or warranty made by the Companies and the Sellers in ARTICLE III of this Agreement, made by the ESOP in ARTICLE V or in any certificate delivered by the Companies pursuant to Section 8.2(a); provided, however, that for purposes of this ARTICLE XI, the representations contained in ARTICLE III shall apply without giving effect to any qualifications of materiality or Material Adverse Effect contained therein; provided, further however, that the Buyer Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in Section 11.1;

(b)                                 any breach of a covenant made by the Companies in this Agreement prior to the Closing;

(c)                                  any ESOP Liability;

(d)                                 any claim or assertion for broker’s or seller’s fees or expenses arising out of the transactions contemplated by this Agreement by a person claiming to have been engaged by the Companies; or

(e)                                  any Excluded Liability.

11.4                           Further Indemnification by the Sellers.  From and after the Closing, each of the Sellers shall, severally as to itself and not jointly, indemnify, defend and save the Buyer Indemnified Parties forever harmless from and against, and shall pay to a Buyer Indemnified Party or reimburse a Buyer Indemnified Party for, any and all Losses sustained or incurred by any Buyer Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of:

(a)                                  any breach of a representation or warranty made by such Seller in ARTICLE IV of this Agreement or in any certificate delivered by such Seller pursuant to Section 8.2(a); provided, however, that for purposes of this ARTICLE XI, the representations contained in ARTICLE IV shall apply without giving effect to any qualifications of materiality or Material Adverse Effect contained therein; provided, further however, that the Buyer Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in Section 11.1; or

(b)                                 any breach of a covenant made by such Seller in this Agreement; or

(c)                                  any claim or assertion for broker’s or seller’s fees or expenses arising out of the transactions contemplated by this Agreement by a person claiming to have been engaged by such Seller.

11.5                           Indemnification by the Buyer.  From and after the Closing, the Buyer shall indemnify, defend and save the Companies, the Sellers and the ESOP, and their respective officers, directors, employees, Affiliates, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) forever harmless from and against, and shall promptly pay to a Seller Indemnified Party or reimburse a Seller Indemnified Party for, any and all Losses sustained or incurred by any Seller Indemnified Party relating to, resulting from, arising out of or otherwise by virtue of:

(a)                                  any breach of a representation or warranty made by the Buyer in this Agreement or in any certificate delivered by the Buyer pursuant Section 8.3(a); provided, however, that the Seller Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in Section 11.2;

(b)                                 any breach of a covenant made by the Buyer in this Agreement; or

(c)                                  any claim or assertion for broker’s or finder’s fees or expenses arising out of the transactions contemplated by this Agreement by any Person claiming to have been engaged by the Buyer.

11.6                           Indemnification Procedure for Third Party Claims.  In the event that, subsequent to the Closing, any Person that is or may be entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including, without limitation, any domestic or foreign court or Governmental Authority (a “Third Party Claim”), against such Indemnified Party, against which a party to this Agreement is or may be required to provide indemnification under this Agreement, including, without limitation, under Section 10.1 and 11.3(c) (an “Indemnifying Party”), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party promptly but in any event within twenty (20) business days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to and defend such claim); provided, however, that the failure to notify the Indemnifying Party within such time period shall not preclude the Indemnified Party from making such Third Party Claim other than and only to the extent that the Indemnifying Party is actually prejudiced.  The Indemnifying Party shall have the right upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) business days after receipt from the Indemnified Party of notice of such Third Party Claim, to conduct at its expense the defense against such claim (subject to the limitations below) in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the defense counsel selected by the Indemnifying Party, which approval shall not be unreasonably withheld or delayed, and in the event the Indemnifying Party and the Indemnified Party cannot agree upon such counsel within ten (10) days after the Defense Notice is provided, then the Indemnifying Party shall propose an alternate defense counsel, who shall be subject again to the Indemnified Party’s approval.  In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of such Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, provided that the Indemnified Party shall have the right to compromise and settle the claim only with the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  Without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create (A) any financial obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (B) any obligation other than financial on the part of the Indemnified Party.  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party, or in a proceeding to which the Indemnifying Party is also a party and the Indemnified Party determines in good faith that joint representation would be inappropriate (and in each case the cost of such defense shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder). If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 11.6 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect.  If the Indemnified Party fails to consent to such firm offer within twenty (20) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party through the end of such twenty (20) day period.  Other than as specifically provided in this Section 11.6, any final, non-appealable or non-appealed judgment entered, order issued or settlement agreed upon in the manner provided in this Section 11.6 shall be binding upon the Indemnifying Party, and shall conclusively be deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder.  Notwithstanding the foregoing, if the Indemnifying Party fails to deliver a Defense Notice within the prescribed time period, the Indemnified Party can assume the defense of such claim; provided, however, the Indemnified Party shall not enter into any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.  The Indemnifying Party shall have the right to enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial obligation on the part of the Indemnified Party for which the Indemnified Party is entitled to indemnification hereunder, unless (i) the aggregate settlement amount for such claim is in excess of $1,000,000, and (ii) there is less than $5,000,000 of Escrow Cash available in the Escrow Account after such payment.

11.7                           Reduction of Loss.  The indemnification payments determined to be payable to the Indemnified Party hereunder shall be paid to the Indemnified Party without regard to any expectation that the Indemnified Party will recover insurance proceeds as a result of the matter giving rise to the claim for which indemnification payments are to be made; provided that any Indemnified Party shall use reasonable efforts to seek to recover or make a claim for insurance proceeds as a result of any matter giving rise hereunder to an indemnification claim of the Indemnified Party and, if the Indemnified Party receives any insurance proceeds as a result of the matter giving rise hereunder to any indemnification claim of the Indemnified Party either prior to or after the Indemnified Party has received payment with respect to such indemnification claim, then the Indemnified Party shall deposit, at the next instance in which the Indemnified Party or its Affiliate renews the policy pursuant to which such proceeds are paid or such policy is cancelled, any such insurance proceeds at the direction of the Sellers’ Representative or the Buyer, as applicable, to the extent of the payments made to the Indemnified Party on the claim.  Any such deposit shall be accompanied by the certificate of Lazy Days, as acknowledged by the Sellers’ Representative, setting forth in reasonable detail the derivation of all amounts so deposited.  For the purposes of this Section 11.7, the amount of any “insurance proceeds” received by the Indemnified Party shall be equal to the difference between (A) the actual after-tax amount of such proceeds and (B) the net present value (as determined by the Indemnified Party in good faith) of the aggregate incremental premium costs which are incurred by the Companies or the Indemnified Party following and directly as a consequence of the loss or event which gives rise to the payment of the insurance proceeds.  Any indemnification payment made by an Indemnifying Party shall be reduced by an amount equal to the Tax Benefit to the Indemnified Party, if any, attributable to the Loss giving rise to such payment.

11.8                           Limitation on Indemnities.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, the Sellers shall not be liable hereunder to the Buyer Indemnified Parties pursuant to Section 11.3, as a result of any breach of any of the representations or warranties of the Sellers and the Companies as set forth in ARTICLE III, any of the representations and warranties of the ESOP set forth in ARTICLE V, or any covenants set forth in Sections 7.1(b) and 7.1(i) of this Agreement or in any certificate delivered by the Companies or the Trustee pursuant to Section 8.2(a) (other than those in Sections 3.2, 3.4 and 3.5), except to the extent that the Losses incurred by the Buyer Indemnified Parties as a result of such breaches shall exceed in the aggregate $1,000,000, and then only to the extent of such excess.

(b)                                 The aggregate amount required to be paid by the Sellers pursuant to Section 11.3 as a result of any breach of any of the representations or warranties of the Sellers and the Companies as set forth in ARTICLE III, any of the representations and warranties of the ESOP set forth in ARTICLE V, or any covenants set forth in Sections 7.8 or 7.12 or in any certificate delivered by the Companies or the Trustee pursuant to Section 8.2(a) (other than those in Sections 3.2, 3.4 and 3.5 and the ERISA Representations and the Tax Representations), shall not exceed $12,000,000.

(c)                                  The aggregate amount required to be paid by the Sellers pursuant to Section 11.3 as a result of any breach of the ERISA Representations or Tax Representations or the covenants set forth in Sections 7.10(b), 7.10(d), 7.10(e), 10.1(a), 10.1(b), 10.1(c) or 10.1(d) or pursuant to Section 11.3(c), together with all amounts paid as a result of any breach of any of the representations or warranties of the Sellers and the Companies as set forth in ARTICLE III, any of the representations and warranties of the ESOP set forth in ARTICLE V, or any covenants set forth in Sections 7.8 or 7.12 or in any certificate delivered by the Companies, the Trustee or the Sellers pursuant to Section 8.2, shall not exceed the Indemnity Holdback.

(d)                                 The aggregate amount required to be paid by any individual Seller pursuant to Sections 11.3 and 11.4 shall not exceed such Seller’s share of the Net Purchase Price as set forth on Exhibit B attached hereto.

(e)                                  All liabilities of the Sellers under Section 11.3 (other than with respect to a breach by Wallace of the covenants provided in Section 10.2(a)) shall be paid first out of the cash portion of the Indemnity Holdback in accordance with the Escrow Agreement, and on the date that is twenty four (24) months following the Closing Date any amount remaining in the cash portion of the Indemnity Holdback shall be distributed to the Sellers, except to the extent that claims have been asserted within such period.  To the extent not paid out of the cash portion of the Indemnity Holdback, liabilities of the Sellers under (i) Section 11.3(a) arising from breaches of the ERISA Representations or Tax Representations, (ii) Section 11.3(b) arising from breaches of ESOP-related covenants and (iii) Section 11.3(c) shall be paid pursuant to the terms of the Escrow Agreement by surrender to the Buyer of that number of shares of Buyer Preferred

Stock which when multiplied by the Preferred Stock Per Share Price is equal to the amount due.  The Buyer’s right to receive payment in shares of Buyer Preferred Stock shall expire on the date that is twenty four (24) months following the date of the filing of the final Form 5500 Annual Report relating to the termination of the ESOP, except to the extent that any claims have been asserted and not resolved prior to such date.  All liabilities of an individual Seller under Section 11.4 shall, at the option of the Buyer, be payable out of the Indemnity Holdback, which will not increase the amount of the Indemnity Holdback.

(f)                                    Subject to the provisions of Section 11.8(e) and the Escrow Agreement and the Buyer’s ability to receive indemnification payments by the surrender of Buyer Preferred Stock, (i) the several liability (for indemnification or otherwise) of each individual Seller with respect to the matters governed by Section 11.3 (other than with respect to a breach by Wallace of the covenants provided in Section 10.2(a)) shall be computed as set forth on the Schedule 11.8(f) (the “Indemnification Schedule”), a copy of which shall be delivered no later than two business days prior to Closing, and (ii) it is agreed that with respect to the matters in Section 11.3 the Buyer shall not be entitled to claim against any particular Seller an amount which is greater than such Seller’s share of the total value of such claim based upon the percentages for each Seller set forth in the Indemnification Schedule hereto.  For the avoidance of doubt, solely with respect to the cash and securities that constitute Indemnity Holdback, the Sellers obligations shall be joint and several until the distribution of the Indemnity Holdback.

11.9                           Exclusion of Other Remedies.  Except for the remedies set forth in Section 10.1 in respect of Taxes, the remedies set forth in the operative documents of and agreements related to the Buyer Preferred Stock and any and all remedies which may be available in the event of fraud, the remedies set forth in this ARTICLE XI constitute the sole and exclusive remedies for recovery of Losses.  In connection with the purchase of the Shares, the Buyer is not relying upon any statement, disclosure, representation or warranty of the Sellers, the Companies or the ESOP except as expressly set forth in ARTICLE III, ARTICLE IV, ARTICLE V and in any certificate delivered by any Seller or the ESOP pursuant to Section 8.2(a).

11.10                     Indemnification Obligations of the Companies.

(a)                                  Subject to each Release and Waiver, each of the Companies shall indemnify, defend and hold harmless (and advance expenses to) each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Companies to the same extent such persons are indemnified as of the date of this Agreement by the Companies pursuant to any agreements between such person and the Companies and the Companies’ respective Organizational Documents against any and all Losses sustained or incurred by such person based on or arising out of the fact that such person is or was a director or officer of the Companies or out of or in connection with activities in such capacity, whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, including all Losses based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby.  Effective as of the Closing Date, the Companies hereby release, each current and former officer and director of each of the Companies who executes a Release and Waiver on or prior to the Closing Date with respect to any action or omission by such officer or director made in his or her capacity as officer or director which action or omission took place prior to the Closing; provided that this release shall not be applicable to (i) such actions or omissions that represent willful misconduct or fraud other than any action or omission that was specifically approved by the applicable board of directors, and (ii) any indemnification obligation pursuant to Sections 11.3 and 11.4.  With respect to any Losses for which Sellers are obligated to provide indemnification under this ARTICLE XI, each Seller hereby agrees that it shall not make any claim for indemnification hereunder against the Companies with respect to facts which are in existence or actions which took place prior to the Closing by reason of the fact that (A) it was a shareholder, or (B) a director, officer, employee or agent of either of the Companies or was serving at the request of the Companies as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) prior to the Closing, and each Seller hereby acknowledges and agrees that it shall have no claims or right to contribution or indemnity from the Companies with respect to any amounts paid by them pursuant to this ARTICLE XI or otherwise in connection with the transactions contemplated by this Agreement the underlying facts of which existed prior to the Closing; provided, however, to the extent Directors and Officers insurance coverage may be available to the Sellers as provided by the Companies to the Sellers on or prior to the date hereof, the prohibition on such claims will not apply.

(b)                                 This Section 11.10 shall survive the Closing, is intended to benefit those persons identified in Section 11.10(a) and shall be binding on all successors and assigns of the Companies and shall be enforceable by such persons.

(c)                                  The Buyer shall use commercially reasonable efforts to obtain tail coverage for a period of not less than five (5) years following the Closing Date, with respect to the current policies of directors’ or officers’ liability insurance.  For a period of not less than five (5) years after the Closing Date, each of the Companies shall, in the event that such tail coverage is not obtained, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Companies (provided that the Companies may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous (provided that the Companies shall not be obligated to pay annual premiums in excess of 200% of the annual aggregate premium for existing insurance with respect to such insurance for the next renewal of such insurance (the “Current Premium”); provided further that if such annual premium for such insurance would at any time exceed 200% of the Current Premium, then the Buyer and the Companies shall cause to be maintained policies of insurance which, in the Buyer’s good faith determination, provide the maximum coverage reasonably available at an annual premium equal to 200% of the Current Premium), or in lieu thereof obtain single limit tail coverage for such period (which shall be purchased by the Companies immediately prior to the Closing), with respect to claims arising from facts or events which occurred before the Closing Date.  The Companies shall use commercially reasonable efforts to obtain such single limit tail coverage prior to the Closing.

ARTICLE XII
TERMINATION

12.1                           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by the mutual written consent of the Buyer and the Sellers’ Representative;

(b)                                 by the Buyer in writing, without liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before June 15, 2004;

(c)                                  by the Sellers’ Representative in writing without liability of the Sellers on account of such termination (provided the Sellers are not otherwise in material default or in material breach of this Agreement), if the Closing has not occurred on or before June 15, 2004; or

(d)                                 by the Buyer, if the Companies and/or the Sellers shall materially breach any of their representations, warranties or covenants contained herein (that is, a breach which would give rise to a claim for indemnification under this Agreement), without liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement); or

(e)                                  by the Sellers’ Representative, if the Buyer shall materially breach any of its representations, warranties or covenants contained herein (that is, a breach which would give rise to a claim for indemnification under this Agreement), without liability of either the Companies or the Sellers on account of such termination (provided neither the Companies nor the Sellers are otherwise in material default or in material breach of this Agreement); or

(f)                                    by the Buyer, if any of the conditions in Sections 8.1 and 8.2 have not been satisfied as of the Closing Date or if the satisfaction of any such condition is or becomes impossible (other that through failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing; or

(g)                                 By the Sellers’ Representative, if any of the conditions in Sections 8.1 and 8.3 have not been satisfied as of the Closing Date or if the satisfaction of any such condition is or becomes impossible (other that through failure of the Sellers to comply with its obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing.

12.2                           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 12.1, except as otherwise explicitly provided herein, all obligations under this Agreement shall terminate and shall be of no further force or effect; provided, however, no termination of this Agreement shall release, or be construed as releasing, any party from any liability to any other party which may have arisen under this Agreement.  A party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such party may have.

ARTICLE XIII
MISCELLANEOUS

13.1                           Notices, Consents, Etc.  Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)	If to the Companies (prior to the Closing):

Lazy Days’ R.V. Center, Inc. 6130 Lazy Days Boulevard Seffner, FL 33584 Attention: Charles Thibault Tel: (813) 246-4333 Fax: (813) 246-5240 E-mail: clthibault@lazydays.com with a copy (which shall not constitute notice) to:

Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, IL 60661 Attention: Howard S. Lanznar, Esq. Tel: (312) 902-5696 Fax: (312) 902-1061 E-mail: howard.lanznar@kmzr.com

(b)	If to the Trustee:

James L. Farnsworth
1501 South Florida Avenue
Lakeland, FL 33803

with a copy (which shall not constitute notice) to:

Gray Harris & Robinson, P.A.
201 East Pine Street
Suite 1400 – SE Bank Building
Orlando, FL 32801
Attention: Michael J. Canan
Tel: (407) 244-5665
Fax: (407) 244-5690
Email: mcanan@grayharris.com

(c)	If to the ESOP Fiduciary:

Consulting Fiduciaries, Inc.
400 Skokie Blvd, Suite 260
Northbrook, IL 60062
Attention: David L. Heald
Tel: (847) 559-9838
Fax: (847) 559-9840
Email: dlheald@aol.com

with a copy (which shall not constitute notice) to:

Steiker, Fischer, Edwards & Greenapple, P.C.
7318 Germantown Avenue
Philadelphia, PA 19119
Attention: Steven R. Fischer
Tel: (215) 242-5100
Fax: (215) 248-2288

(d)	If to the Sellers’ Representative:

Oakridge Consulting 318 South Elmwood Oak Park, IL 60203 Attention: Michael Salvati Tel: (708) 383-5426 Fax: (708) 383-7597 Email: mike.salvati@comcast.net with a copy (which shall not constitute notice) to:

Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, IL 60661 Attention: Howard S. Lanznar, Esq. Tel: (312) 902-5696 Fax: (312) 902-1061 E-mail: howard.lanznar@kmzr.com

Holland & Knight LLP 701 Brickell Avenue, Suite 3000 Miami, FL 33131 Attention: Ronald Albert, Jr., Esq. Tel: (305) 789-7762 Fax: (305) 789-7799 Email: ralbert@hklaw.com

(e)	If to Alliance:

Alliance Holdings, Inc. 711 York Road, 2nd Floor Willow Grove, PA 19090 Attention: David B. Fenkell Tel: (215) 706-0873 Fax: (215) 706-0877 E-mail: fenkell@allianceholdings.com with a copy (which shall not constitute notice) to:

Squires, Sanders & Dempsey L.L.P. 1300 Huntington Center 41 South High Street Columbus, OH 43215-6150 Attention: Paul Sefcovic Tel: (614) 365-2738 Fax: (614) 365-2499 E-mail: psefcovic@ssd.com

If to PPM America Special Investments Fund, L.P.:

PPM America, Inc.
225 West Wacker Drive, Suite 975
Chicago, IL 60606

Attention:            Lori Seegers, Senior Vice President and General
Counsel and Robert O’Rourke, Senior Managing
Director

Tel:  (312) 634-2616 and (312) 634-1220, respectively
Fax:  (312) 634-0049 and (312) 634-0045, respectively

E-mail:             lori.seegers@ppmamerica.com, and
bob.orourke@ppamerica.com, respectively

with a copy (which shall not constitute notice) to:

Latham & Watkins Sears Tower, Suite 5800 233 South Wacker Drive Chicago, IL 60606 Attention: James W. Doran, Esq. Tel: (312) 876-7664 Fax: (312) 993-9767 E-mail: james.doran@lw.com

If to Wallace:

Donald W. Wallace 6130 Lazy Days Boulevard Seffner, FL 33584 Tel: (813) 246-4999 Fax: (813) 246-4744

with a copy (which shall not constitute notice) to:

Holland & Knight LLP 701 Brickell Avenue, Suite 3000 Miami, FL 33131 Attention: Ronald Albert, Jr., Esq. Tel: (305) 789-7762 Fax: (305) 789-7799 Email: ralbert@hklaw.com

If to Provident:

The Provident Bank 309 Vine Street 250D Cincinnati, OH 45202 Attention: Christopher Gribble Tel: (513) 579-2750 Fax: (513) 579-2858 Email: cgribble@providentbank.com

With a copy (which shall not constitute notice) to:

Keating, Muething & Klekamp, P.L.L. 1400 Provident Tower One East Fourth Street Cincinnati, OH 45202 Attention: Gehl P. Babinec, Esq. Tel: (513) 579-6400 Fax: (513) 579-6457 Email: gbabinec@kmklaw.com

If to Lion Connecticut Holdings, Inc., as successor by merger to ReliaStar Financial Corp:

ING Investment Management LLC
Agent for Lion Connecticut Holdings, Inc..
100 Washington Avenue South
Suite 1635
Minneapolis, MN  55401-2121
Attention:  Chris Kenealy
Vice President
Tel:  (612) 342-7245
Fax:  (612) 342-3561
Email:  chris.kenealy@inginvestment.com

with a copy (which shall not constitute notice) to:

ING Investment Management LLC 5780 Powers Ferry Road NW Suite 300 Atlanta, GA 30327 Attention: Michael B. Lisenby, Esq. Tel: (770) 690-4751 Fax: (770) 690-4899 Email: mike.lisenby@inginvestment.com

If to PB Capital Corporation:

PB Capital Corporation (f/k/a (USA) Capital Corp.) 590 Madison Avenue New York, NY 10022-2540 Attention: Chris Ruzzi Tel: (212) 756-5530 Fax: (212) 756-5537 Email: cruzzi@pb-us.com

If to the Buyer:

c/o Bruckmann, Rosser, Sherrill & Co., Inc. 126 East 56th Street New York, NY 10022 Attention: Thomas J. Baldwin Tel: (212) 521-3700 Fax: (212) 521-3703 Email: baldwin@brs.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 153 East 53rd Street New York, NY 10022 Attention: Kimberly P. Taylor, Esq. Tel: (212) 446-4800 Fax: (212) 446-4900 Email: ktaylor@kirkland.com

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three days after the date of mailing if sent by certified or registered mail, or (z) one business day after date of delivery to the overnight courier if sent by overnight courier.

13.2                           Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

13.3                           Successors; Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by the Buyer without the prior written consent of the Sellers’ Representative or by any Seller without the prior written consent of the Buyer and the Sellers’ Representative; provided, that notwithstanding the foregoing, the Buyer may assign this Agreement and any or all of its rights, interests and obligations hereunder (including, without limitation, the Buyer’s right to seek indemnification hereunder) to any subsequent purchaser of all or part of the Companies’ business, to any of the Buyer’s Affiliates and to the Buyer’s financing sources as collateral to finance the transactions contemplated by this Agreement, in each case without the prior written consent of any other party.

13.4                           Documents.  Each party will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

13.5                           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.6                           Expenses.  Upon the consummation of the transactions contemplated herein, at the Closing, the Companies shall pay all costs and expenses incurred or to be incurred by (a) the Companies, the ESOP and the Sellers in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and that were not paid on or prior to March 31, 2004, including, without limitation, the fees owed by the Companies to Harris Williams & Co. pursuant to the terms of a letter agreement, dated March 12, 2003, the sales bonuses payable to certain employees of Lazy Days and the portion of the filing fees payable by the Sellers pursuant to Section 7.5, all in accordance with Section 2.1 (the “Seller Transaction Fees”), and (b) the Buyer in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, the costs and fees incurred by the Buyer in connection with arranging financing with respect to the transactions contemplated by this Agreement; provided, however, in the event this Agreement is terminated, (i) the Buyer shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, including, without limitation, all expenses of counsel, accountants, rating agencies and printers relating to the financing of this transaction, and (ii) the Companies shall pay all costs and expenses incurred or to be incurred by the Companies, the ESOP and the Sellers in negotiating and preparing this Agreement, including, without limitation, all expenses of the ESOP Fiduciary, its counsel, the Trustee, its counsel and the ESOP Advisor and all expenses related to the obtaining of the Fairness Opinion.  At least four (4) business days prior to the Closing, the Sellers shall provide the Buyer with the amount of Seller Transaction Fees projected immediately prior to the Closing and a detailed break-down thereof, and the Companies shall have no liability for any expenses of the Sellers following the Closing Date.

13.7                           Cooperation by the Parties.  The parties to this Agreement will use their reasonable efforts, and will cooperate with each other, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby and will otherwise use their commercially reasonable efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

13.8                           Governing Law.  This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without regard to its laws regarding conflicts of law.

13.9                           Table of Contents and Headings.  The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

13.10                     Definitions.  As used in this Agreement,

“Affiliate” shall have the meaning given for that term in Rule 405 under the Securities Act, as amended, and shall include each past and present Affiliate of a Person and the members of such Affiliate’s immediate family or their spouses or children and any trust the beneficiaries of which are such individuals or relatives.

“Agreement Among Sellers” means that certain Agreement Among Sellers, dated as of the date hereof, by and among the Companies, the ESOP, the Seller’s Representative and certain of the Sellers.

“Asbestos Liabilities” shall mean any liabilities arising from, relating to, or based on the presence or alleged presence of asbestos or asbestos-containing materials in any product or item manufactured, sold, marketed, installed, stored, transported, handled or distributed at any time, or otherwise based on the presence or alleged presence of asbestos or asbestos-containing materials at any property or facility, including without limitation, any liabilities arising from, relating to or based on any personal or bodily injury or illness.

“Business” means engaged in the business of marketing, distributing and selling recreational vehicles.

“Buyer Preferred Stock” means the 20,000 shares of Series A Preferred Stock of the Buyer, par value $0.01 per share, with an aggregate purchase price of $20,000,000.

“Buyer Transaction Expenses” means all of those fees and expenses paid on, or to be paid after, the Closing Date by the Companies on behalf of the Buyer under Section 13.6. The Buyer shall provide the Sellers with a listing of the Buyer Transaction Expenses on the Closing Date.

“Class A Common Stock” means Class A Common Stock, $0.01 par value per share, of LDH.

“Class B Common Stock” means Class B Common Stock, $0.01 par value per share, of LDH.

“Class C Common Stock” means Class C Common Stock, $0.01 par value per share, of LDH.

“Class A Preferred Stock” means Class A Convertible Preferred Stock, $0.01 par value per share, of LDH.

“Class B Preferred Stock” means Class B Convertible Preferred Stock, $0.01 par value per share, of LDH.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations thereunder.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Continuous ESOP” means the Lazy Days R.V. Center, Inc. Employee Stock Ownership Plan, the Lazy Days R.V. Center, Inc. Employee Stock Ownership Trust, that portion of the Alliance Holdings, Inc. Employee Stock Ownership Plan and Trust covering the employees of Lazy Days, and the ESOP.

“Environmental and Safety Requirements” means all federal, state and local laws, statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, actions,

policies and requirements (including consent decrees, judicial decisions and administrative orders) and all common law relating to the protection, preservation or conservation of the environment or to workplace or public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“ERISA Representations” means the representations and warranties contained in Section 3.21.

“ESOP Advisor” means Duff & Phelps, LLC.

“ESOP Fiduciary” means Consulting Fiduciaries, Inc., as the independent fiduciary appointed by Lazy Days under the terms of the ESOP.

“ESOP Liability” means any Loss arising out of any action, investigation, lawsuit, complaint, allegation or claim by the Continuous ESOP, any current or former Fiduciary, participant or beneficiary thereof, any current or former shareholder of the Companies, any Governmental Authority, or any Person acting on behalf of any of the foregoing, in connection with, relating to, or arising out of any transaction entered into, action or inaction, or state of facts in existence with respect to the Continuous ESOP on or prior to the Closing or any of the transactions contemplated hereby (including the sale by the ESOP of the ESOP Common Shares, the termination of the ESOP, and any subsequent distributions to the ESOP participants and beneficiaries).

“ESOP Loan” means Indebtedness owed by the ESOP to the Company.

“Excluded Liabilities” means all liabilities set forth on Schedule 11.3(e), and “Excluded Liability” means each one of them.

“Fiduciary” has the meaning set forth in Section 3(21) of ERISA.

“Floor Plan Lenders” means Bank of America Specialty Finance, Inc. and KeyBank National Association.

“Floor Price Agreements” means (a) the Floor Price Agreement dated as of June 5, 2002, by and among Lazy Days, Alliance Holdings, Inc. Employee Stock Ownership Plan and Trust and Alliance, and (b) the provisions of Section 18.3 of the ESOP.

“Funded Debt Amount” means the aggregate amount of indebtedness for borrowed money as of March 31, 2004 by the Companies set forth on Schedule 2.1(a)(i) as reduced by $1,250,000.

“GAAP” means generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean the United States or any state, local or foreign government, or any subdivision, agency or authority of any thereof.

“Hazardous Materials” means (a) hazardous substances, as defined by the CERCLA; (b) hazardous wastes as defined by the RCRA; (c) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (d) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (e) asbestos in any form or condition; (f) polychlorinated biphenyls; and (g) any other material, substance or waste as to which liability or standards of conduct may now or hereafter be imposed under any Environmental and Safety Requirements.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder).

“Indebtedness” means at a particular time, without duplication, (a) any obligations under any indebtedness for borrowed money (including, without limitation, all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (d) any indebtedness pursuant to a guarantee, (e) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (f) any indebtedness secured by a Lien on a person’s or entity assets excluding liens of record for leases.

“Knowledge” and related terms such as “Know” or “aware”, with respect to any Person means the actual knowledge (after due inquiry) of such Person, if an individual, or of such Person’s key employees, if an entity, and with respect to the Companies, refer to the actual knowledge (after reasonable inquiry) of Donald W. Wallace, Charles Thibault, John Horton, Stewart Schaffer, Ken Solarno, Steve Ratcliff and Harold Oehler.

“LDRV Agreement” means the LDRV Agreement substantially in the form and on such terms and conditions as attached hereto as Exhibit F.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which either of the Companies holds any Leased Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of either of the Companies.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than restrictions on the offer and sale of securities under federal and state securities laws.

“Material Adverse Change” or “Material Adverse Effect” means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially adversely affected or would reasonably be expected to materially adversely affect the results of operations, assets, properties, condition (financial or otherwise) or business of the Companies.

“Net Working Capital” as of the close of business on the date of determination, means the total current assets of Lazy Days (excluding cash pursuant to Section 2.4), minus the total current liabilities of Lazy Days (excluding Buyer Transaction Expenses, Seller Transaction Fees, Funded Debt Amount, Payment Obligations Amount, and “ESOP Guarantee Payable Short Term” (as described on Exhibit G)), as shown on Exhibit G (Net Working Capital) hereto.

“Organizational Documents” means (a) the certificate of incorporation; (b) articles of incorporation; (c) articles of organization; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) bylaws; and (f) any amendment to any of the foregoing.

“Payment Obligations Amount” means the aggregate amount of all of those payment obligations of Lazy Days as listed on Exhibit 8.3(b) and Exhibit 8.3(c).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (a) Liens for taxes not yet due and payable as of the Closing, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens attaching to inventory held by consignees in the ordinary course of business, (e) Liens explicitly listed as such on any Schedules hereto, and (f) easements, right-of-way grants, licenses, encroachments and other matters affecting the Real Property (excluding liens for the payment of money) which do not materially adversely affect the value, marketability, occupancy, use or operation of the Real Property.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Plan Affiliate” with respect to any Person (“First Person”) shall mean any other Person who, together with the First Person, constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case law interpreting the foregoing.

“Preferred Stock Per Share Price”  means $1,000 (as adjusted for any stock splits, stock dividends, share exchange, share combinations and the like).

“Required Net Working Capital” means an amount equal to (i) the trailing 12-month average Net Working Capital for the period ending on March 31, 2004, minus (ii) $392,356, minus (iii) $299,571.  For the avoidance of doubt, the adjustments set forth in clauses (ii) and (iii) are the ones set forth under “Working Capital Adjustment” in Exhibit G.

“Restated Floor Plan Agreement” means the Amended and Restated Credit Agreement dated as of July 31, 2002 by and among Lazy Days and the Floor Plan Lenders, and related documents (each as amended, modified or waived from time to time in accordance with the provisions of this Agreement).

“Securities Act” means the federal Securities Act of 1933, as amended.

“Senior Lenders” means ING (U.S.) Capital LLC, Bank of America, N.A., Key Corporate Capital Inc., The ING Capital Senior Secured High Income Fund, L.P., KZH ING-2 LLC, The Provident Bank, PPM America Special Investments Fund, L.P., PPM America Special Investments CBO II, L.P., PBC, and CIT-LSC.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax Benefit” shall mean the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, which present value shall be computed as of the first date on which the right to the refund, credit or other Tax reduction becomes useable, (a) using the Tax rate applicable to the highest level of income with respect to such Tax, and (b) using as a discount rate the interest rate in effect on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code.  Any Tax Benefit shall be computed net of any related Tax obligation (which shall be computed in the same manner in which Tax Benefits are computed pursuant to this definition).

“Tax Representations” means the representations and warranties contained in Section 3.10.

“Tax Return” means any federal, state, provincial, municipal, local or foreign return, report, claim for refund, information return, statement, schedule, notice, form or declaration filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States federal, state, local and any foreign or other taxing authority (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, payroll, sales, use, excise, occupation, employment services, leasing, valuation, value added, transfer, license, customs duties or franchise.

“Threatened” means a claim, proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing or any notice of commencement of an action or suit has been given in writing.

“Title Representations” means the representations and warranties contained in Section 3.2, Section 3.4, Section 3.5, Section 4.2 and Section 4.3.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

13.11                     Entire Agreement.  This Agreement, the Recitals, the Schedules and the Exhibits attached to, or referred to in, this Agreement (all of which shall be deemed incorporated in this Agreement and made a part hereof) set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof. This Agreement may be modified only by instruments signed by the parties hereto.

13.12                     Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement the Buyer Indemnified Parties or the Seller Indemnified Parties, any rights or remedies under or by reason of this Agreement.

13.13                     Schedules.  Any item disclosed in any Schedule to this Agreement to which a specific reference is made in another Schedule shall be deemed disclosed in such Schedule.

13.14                     Interpretive Matters.  Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term “including” shall mean by way of example and not by way of limitation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

13.15                     SUBMISSION TO JURISDICTION.  EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT.  NOTWITHSTANDING THE FOREGOING, THE ESOP RESERVES THE RIGHT TO SEEK TO DISMISS ANY ACTION COMMENCED AGAINST IT IN STATE COURT IN RELIANCE UPON THE DOCTRINE OF FEDERAL PRE-EMPTION, OR TO SEEK TO REMOVE ANY SUCH ACTION TO THE FEDERAL COURT SITTING IN CHICAGO, ILLINOIS.  EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 13.1.  THE SELLERS HEREBY CONSTITUTE AND APPOINT THE SELLER REPRESENTATIVE AS THE AGENT OF THE SELLERS TO ACCEPT ALL SERVICE OF LEGAL PROCESS.  NOTHING IN THIS SECTION 13.15, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

13.16                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

13.17                     Specific Performance.  The parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and the party or parties not in breach shall be entitled to the remedy of specific performance in addition to any other remedies that may be available at law or in equity by reason of such breach.

13.18                     Public Announcements.  Prior to the Closing, the parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that the Buyer on the one hand and the Companies and/or the Sellers on the other hand may issue a joint press release if mutually considered appropriate; provided, however, that nothing herein shall prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law, in which case the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.  To the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

13.19                     Appointment of Sellers’ Representative.  Each of the Sellers, by execution and delivery of this Agreement, hereby consents and agrees to the appointment, effective as of the date hereof, of Oakridge Consulting as the Sellers’ Representative for purposes of this Agreement and the Escrow Agreement. The Sellers’ Representative will act as agent for the Sellers to receive or pay adjustments to the Net Purchase Price contemplated by Section 2.3, and will otherwise act from time to time on behalf of and in substitution for, the Sellers under this Agreement generally or in any instance in which the Sellers are permitted or required to act under this Agreement.  Unless the authority of the Sellers’ Representative shall be confined or specifically limited in this Agreement, the authority of the Sellers’ Representative shall be deemed unlimited. The designation of the Sellers’ Representative shall be deemed to constitute the appointment of the Sellers’ Representative as the true and lawful agent and attorney-in-fact of each of the Sellers.  The Sellers’ Representative shall be entitled to settle or approve any settlement for any claim for Losses which is to be paid from the Indemnity Holdback.  The Buyer shall have no responsibility to the Sellers for the actions of the Sellers’ Representative in receiving, holding, or disbursing any cash or other property as agent for the Sellers and shall be entitled to rely exclusively upon the apparent authority of the Sellers’ Representative (or any substitute appointed in accordance herewith) until such authority or the designation of such Sellers’ Representative is revoked by action of the Sellers holding not less than two-thirds of the Shares as of the Closing Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANIES:

LD HOLDINGS, INC., a Delaware corporation

By:	/s/ Chuck Thibault
Name:	Chuck Thibault
Title:	Vice President

LAZY DAYS’ R.V. CENTER, INC., a Florida corporation

By:	/s/ Chuck Thibault
Name:	Chuck Thibault
Title:	Vice President

[Counterpart signature page to Stock Purchase Agreement]

BUYER:

RV ACQUISITION INC., a Delaware corporation

By:	/s/ Tom Baldwin
Name:	Tom Baldwin
Title:	President

SELLERS:

ALLIANCE HOLDINGS, INC., a Pennsylvania corporation

By:	/s/ John D. Hollyday
Name:	John D. Hollyday
Title:	Vice President

DONALD W. WALLACE:

/s/ Donald W. Wallace
Donald W. Wallace

PPM AMERICA SPECIAL INVESTMENTS FUND, L.P.

By:	PPM America, Inc., as Attorney-in-Fact

By:	/s/ Stuart J. Lissner
Name:	Stuart J. Lissner
Title:	Managing Director

LION CONNECTICUT HOLDINGS, INC., as successor by merger to RELIASTAR FINANCIAL CORP.

By:	/s/ David S. Pendergrass
Name:	David S. Pendergrass
Title:	Vice President and Treasurer

PPM AMERICA SPECIAL INVESTMENTS CBO II, L.P.

By:	PPM America, Inc., as Attorney-in-Fact

By:	/s/ Stuart J. Lissner
Name:	Stuart J. Lissner
Title:	Managing Director

PB CAPITAL CORPORATION

By:	/s/ Christopher J. Ruzzi
Name:	Christopher J. Ruzzi
Title:	Vice President

PB CAPITAL CORPORATION

By:	/s/ Jeffrey N. Frost
Name:	Jeffrey N. Frost
Title:	Managing Director

THE PROVIDENT BANK

By:	/s/ Christopher B. Gribble
Name:	Christopher B. Gribble
Title:	Vice President

SELLERS’ REPRESENTATIVE:

OAKRIDGE CONSULTING

By:	/s/ Michael Salvati
Name:	Michael Salvati
Title:	President

JAMES L. FARNSWORTH, NOT IN HIS INDIVIDUAL CAPACITY, BUT SOLELY AS TRUSTEE OF THE EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST FOR THE EMPLOYEES OF LAZY DAYS AS DIRECTED BY CONSULTING FIDUCIARIES, INC., THE ESOP FIDUCIARY

By:	/s/ James L. Farnsworth
Name:	James L. Farnsworth, solely as Trustee

Exhibit 2.1(A)

Exhibit A

Shares

Seller	Shares Held
PPM America Special Investments Fund, L.P.	Class A Preferred Stock: 29,615,262.3296
PPM America Special Investments CBO II, L.P.	Class A Preferred Stock: 34,803,960.3099
Lion Connecticut Holdings, Inc., as successor by merger to Reliastar Financial Corporation	Class A Preferred Stock: 8,455,353.2672
The Provident Bank	Class A Preferred Stock: 5,284,595.7972
PB Capital Corporation	Class A Preferred Stock: 5,284,595.7972
Alliance Holdings, Inc.	Class B Preferred Stock: 10,888,957.4266
Donald W. Wallace	Class A Common Stock: 276,380.3200

Exhibit 2.1(B)

Not filed.

Exhibit 2.1(C)

Not filed.

Exhibit 2.1(D)

EXECUTION COPY

RELEASE AND WAIVER

This RELEASE AND WAIVER (this “Agreement”) is made, entered into, and deemed effective as of May          , 2004, by and among                                                                            [contemplated to be each Seller, officer and director] (the “Releasing Party”), Lazy Days’ R.V. Center, Inc. (“Lazy Days”), LDRV Holdings Corporation (“LDRV”) and LD Holdings, Inc. (“Holdings”, and together with Lazy Days, collectively, the “Companies”) and RV Acquisition Inc. (the “Buyer”).  Each of the parties named above may be referred to as a “Party” or, collectively, as the “Parties”.  Capitalized terms used herein shall have the meaning assigned to such terms in Section 4 hereof, or if not defined herein, shall have the meaning assigned to such terms in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, [the Releasing Party,] the Companies and the Buyer have entered into the Stock Purchase Agreement by and among the Releasing Party, the Companies, the Buyer and the other parties thereto dated April 27, 2004 (the “Purchase Agreement”)[, pursuant to which the Releasing Party has agreed to sell all of the issued and outstanding shares of capital stock of Holdings owned by such Releasing Party (other than the Sellers Contributed Shares, the Wallace Contributed Shares and the Note Shares transferred pursuant to the Wallace Note Agreement) to the Buyer].  [Note - Bracketed language will be removed for all Releasing Parties who are not Sellers.]

WHEREAS, Lazy Days is a wholly-owned subsidiary of Holdings.

WHEREAS, it is a condition precedent to the transactions contemplated by the Purchase Agreement that the Releasing Party enter into this Agreement with respect to the releases contained herein.

NOW THEREFORE, in consideration of the promises and agreements hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, the Releasing Party hereby agrees as follows:

1.                                       Release; Waiver.

(a)                                  As a material inducement to the Buyer and the Companies to enter into the Purchase Agreement, the Releasing Party absolutely, unconditionally, fully and irrevocably releases and forever discharges each of the Buyer and the Companies, and their respective predecessors, successors, assignees, stockholders (direct and indirect), Affiliates, subsidiaries, officers, directors, employees, agents, advisors and attorneys, past and present, from any and all Claims arising under or with respect to or related to any contract, agreement or arrangement pursuant to which any of the Companies indemnifies the Releasing Party for any Claim with respect to or related in any way to (i) the ESOP, (ii) the establishment and administration of the ESOP, (iii) the transactions with or related to the ESOP, including without limitation the transactions consummated on July 15, 1999 and August 6, 2002 and/or (iv) tax treatment of the transactions described in clause (iii) above, including without limitation pursuant to Section 1042 of the Internal Revenue

Code.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, with respect to any Claim that would otherwise be released hereunder, the Releasing Party does not release or waive any Claim to the extent that Directors and Officers insurance coverage is determined to be available to the Releasing Party in accordance with Section 11.10(c) of the Purchase Agreement (the “Release Exception”).

(b)                                 It is the intention of the Releasing Party in executing this Agreement that this Agreement shall be effective as a bar to each and every Claim mentioned or implied in this Section 1 (other than to the extent of the Release Exception), and the Releasing Party hereby knowingly and voluntarily waives any and all such Claims (other than to the extent of the Release Exception).  The Releasing Party covenants not to sue any of the Companies for any Claim mentioned or implied in this Section 1 (other than to the extent of the Release Exception).  The Releasing Party expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected or unanticipated Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of the unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  The Releasing Party acknowledges the releases contained in this Section 1 (the “Releases”) and that without the Releases the Buyer would not have entered into the Purchase Agreement.  The Releasing Party acknowledges and understands that the facts and perceived circumstances to which the Releases relate may hereafter turn out to be other than or different from the facts and perceived circumstances now known or believed to be known.  The Releasing Party expressly assumes such risk and agrees that the Releases shall be in all respects effective and shall not be subject to termination or rescission by reason of such different facts or perceived circumstances.

(c)                                  The Releasing Party represents that it has not, directly or indirectly, asserted any Claim or Claims against or otherwise sought recovery from any Person released by the Releasing Party hereunder based upon any matter purported to be so released.

(d)                                 The Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim or Claims against or otherwise seeking recovery from any Person released by the Releasing Party hereunder based upon any matter purported to be so released.

2.                                       Remedies.

In the event of any breach of Section 1(d) of this Agreement, the non-breaching Party shall be entitled to recover damages resulting from that breach and/or seek an order of specific performance enforcing this Agreement.  The election of any one remedy by the non-breaching Party will not constitute a waiver of its right to pursue any other remedy.  In the event there is

3

any litigation to enforce this Agreement, the Parties agree that reasonable attorneys’ fees and other expenses incurred in litigation will be awarded to the prevailing Party.

3.                                       Representations and Warranties.

(a)                                  The Releasing Party represents and warrants that he or it has read this Agreement and he or it has consulted with, received the advice of, and has been represented by independent counsel of his or its own choosing prior to signing this Agreement or any document required or contemplated to be delivered in connection herewith.  The Releasing Party acknowledges that he or it is entering into this Agreement freely and voluntarily and not as a result of any duress or undue influence, has ascertained and weighed all of the facts and circumstances likely to influence his or its judgments herein, and the Releasing Party has been duly apprised of his or its legal rights and all of the provisions hereof.  The Releasing Party further represents and warrants that all questions pertaining thereto have been fully and satisfactorily explained to the Releasing Party, that he or it has given due consideration to such provisions and questions, and that the Releasing Party clearly understands, and hereby assents to, all of the provisions of this Agreement.

(b)                                 The Releasing Party represents and warrants that (a) the execution, delivery and performance of this Agreement have been duly authorized, and this Agreement has been executed and delivered by the Releasing Party, (b) this Agreement constitutes a valid and binding obligation of the Releasing Party and is enforceable in accordance with its terms and (c) with respect to a Releasing Party who is not a natural person, none of the execution, delivery or performance of this Agreement violates any of the Releasing Party’s governing documents, any material law applicable to the Releasing Party or any material agreement under which the Releasing Party is bound.

(c)                                  The Releasing Party represents and warrants that he or it has not assigned or otherwise transferred the indemnification rights described in Section 1 above to any other Person.

4.                                       Definitions.

“Claims” means any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which exist, have existed, may exist, may have existed or may hereafter exist, from the beginning of time to the end of the world.

“ESOP” means the Continuous ESOP, as such term is defined in the Purchase Agreement.

“Person” includes any individual, partnership, corporation, limited liability company, association, estate, trust or business trust.

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5.                                       Governing Law.

The validity of this Agreement, its construction, interpretation and enforcement, shall be determined under and according to the laws of the State of New York without any reference to principles of conflicts of law.

6.                                       Submission to Jurisdiction.

EACH PARTY HEREBY AGREES THAT ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR TO ANY MATTER ARISING THEREFROM.  EACH PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE ADDRESSES SET FORTH IN SECTION 7 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID.  THE PARTIES EACH HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION ON VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  THE PARTIES EACH HEREBY AGREES THAT THE EXCLUSIVE AND APPROPRIATE FORUMS FOR ANY DISPUTE HEREUNDER ARE ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS.

7.                                       Notices.

Any notice, request, instruction or other document to be given hereunder by a Party shall be in writing and shall be deemed to have been given (i) when received if given in person, (ii) on the date of transmission if sent by facsimile, telecopy or other wire transmission (with answer back confirmation of such transmission), (iii) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (iv) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

5

To Buyer, Holdings or Lazy Days:

c/o Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY  10022
Attn:                    Thomas J. Baldwin
Fax:                           (212) 521-3703

with a copy (which shall not constitute notice to Lazy Days or Holdings) to:

Kirkland & Ellis LLP
153 East 53rd Street
New York, NY 10022
Attn:                    Kimberly P. Taylor
Fax:                           (212) 446-4900

To Releasing Party:

Attn:
Fax:

8.                                       Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.                                       Headings; Interpretation.

The headings of this Agreement are inserted for convenience only and shall not affect the interpretation hereof. Each Party has agreed to the use of the particular language of the provisions of this Agreement, and any question of doubtful interpretation shall not be resolved

6

by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.

10.                                 Representation by Counsel.

Each Party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly any rule of law or any legal decision that would provide any party hereto with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

11.                                 Amendment; Waiver.

This Agreement may be amended, modified or restated only by a written instrument executed by all Parties.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

12.                                 Successors and Assigns.

The Parties agree that this Agreement shall be binding on, and inure to the benefit of, or their successors, heirs and/or assigns.

13.                                 No Prior Assignments.

The Parties to this Agreement each warrant and represent that they have not assigned or transferred to any person or entity not a party to this Agreement, any matter released pursuant to Section 1 of this Agreement.  The Parties each further agree to defend, indemnify and hold the other harmless from any and all claims based on or arising out of any such assignment or transfer made, purported, or claimed.

14.                                 Entire Agreement.

This Agreement together with the Purchase Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

15.                                 Counterparts.

The Parties may sign any number of copies of this Agreement.  Each signed copy shall be an original, but all of them together represent the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

*  *  *  *

7

EXECUTION COPY

WHEREFORE, the Parties to this Release and Waiver, with the benefit of representation and advice of counsel, have read the foregoing Agreement, fully understand each and every provision contained herein, and have executed this Agreement on the date shown below.

RELEASING PARTY:

[ ]

By:
Name:
Title:

LAZY DAYS:

LAZY DAYS’ R.V. CENTER, INC.

By:
Name:
Title:

HOLDINGS:

LD HOLDINGS, INC.

By:
Name:
Title:

THE BUYER:

RV ACQUISITION INC.

By:
Name:
Title:

LDRV:

LDRV HOLDINGS CORPORATION

By:
Name:
Title:

(Release Signature Page)

Exhibit 2.1(E)

Filed as Exhibit 10.10 hereto.

Exhibit 2.1(F)

EXECUTION COPY

AGREEMENT REGARDING LDRV HOLDINGS CORPORATION

This AGREEMENT (this “Agreement”) is made as of the 14th day of May, 2004, by and among Lazy Days’ R.V. Center, Inc., a Florida corporation (“Lazy Days”), the Employee Stock Ownership Plan and Trust for the Employees of Lazy Days (the “ESOP”), acting herein through James L. Farnsworth as the directed trustee of the ESOP and not in his individual capacity, pursuant to the direction of the ESOP Fiduciary.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, as of April 27, 2004, LD Holdings, Inc., a Delaware corporation (“LDH”), Lazy Days, the ESOP and certain other persons and entities entered into that certain Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Buyer has agreed to purchase from the ESOP and the Sellers all of their respective shares of capital stock of LDH (other than the Contributed Shares) (the “Transaction”); and

WHEREAS, it has been suggested that the ESOP may have the right to claim that it is the record or beneficial owner of 15.2502 shares of the common stock of LDRV Holdings Corporation, a Florida corporation (“LDRV”); and

WHEREAS, a further condition to the Closing of the Transaction is that the parties enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       ESOP Waiver of Rights to Shares.  Subject to the provisions of Section 4 of this Agreement, in exchange for the ESOP Payment set forth on Section 3 below, the ESOP hereby waives any and all rights that it has or may have to the ownership or issuance of any shares of LDRV stock, of any class or kind, including, without limitation, the 15.2502 shares of common stock which were distributed to a participant in the ESOP from such participant’s Account and put to Lazy Days.

2.                                       Transfer of Rights to Lazy Days.  Subject to the provisions of Section 4 of this Agreement and in exchange for the ESOP Payment set forth in Section 3 below, the ESOP hereby irrevocably transfers all of its right, title and interest to any shares of LDRV stock, of any class or kind, including, without limitation that 15.2502 shares of common stock referenced in Section 1 above, that it may be deemed or determined to own, to Lazy Days, free and clear of all liens and encumbrances.

3.                                       ESOP Payment.  On or before the Closing Date, Lazy Days shall pay to the ESOP the sum of Two Thousand Dollars ($2,000.00) as consideration for the agreements of the ESOP set forth herein (the “ESOP Payment”).

4.                                       Exercise of Fiduciary Duty.   Notwithstanding any provision hereof to the contrary, this Agreement shall not be binding upon the ESOP unless the ESOP Fiduciary, as of the date of the ESOP Payment, receives an opinion of the ESOP Advisor, that (i) the consideration to be paid to the ESOP for the ESOP Common Shares pursuant to the terms of the Purchase Agreement is not less than the fair market value, as such term is used in determining “adequate consideration” under Section 3(18) of ERISA, of the ESOP Common Shares, (ii) the transactions contemplated by the Purchase Agreement are fair to the ESOP from a financial point of view, and (iii) the consideration to be paid to the ESOP for the ESOP Common Shares pursuant to the terms of the Purchase Agreement is not less than the consideration that the ESOP would have received under the terms of the Purchase Agreement had that certain Agreement Among Sellers (the “Agreement Among Sellers”), dated as of April 27, 2004, pursuant to which the parties thereto agreed amongst and between themselves regarding the treatment of certain prior agreements in connection with the Purchase Agreement not been entered into. On or before the Closing Date, the ESOP Fiduciary, as the independent Fiduciary under the terms of the ESOP, shall have (A) determined, in the sole exercise of its fiduciary discretion under ERISA, that the consummation by the ESOP of the transactions contemplated by the Purchase Agreement, the Agreement Among Sellers and this Agreement are prudent, are for the exclusive purpose of providing benefits to participants and beneficiaries of the ESOP, and do not constitute prohibited transactions or otherwise violate ERISA, (B) determined that the consummation by the ESOP of the transactions contemplated by the Purchase Agreement, the Agreement Among Sellers and this Agreement in no other respects violate the ESOP Fiduciary’s fiduciary obligations, and (C) directed the Trustee to consummate the transactions contemplated by the Purchase Agreement, the Agreement Among Sellers and this Agreement.  The ESOP Fiduciary shall certify to Lazy Days that it has made the determinations and directions set forth in clauses (A), (B) and (C) of the preceding sentence.

5.                                       Notices, Consents, etc.  Any notices, consents or other communications required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

2

(a)	If to Lazy Days:

Lazy Days’ R.V. Center, Inc. 6130 Lazy Days Boulevard Seffner, Florida 33584 Attention: Charles Thibault Tel: (813) 246-4333 Fax: (813) 246-5240 E-mail: clthibault@lazydays.com with a copy (which shall not constitute notice) to:

Katten Muchin Zavis Rosenman 525 West Monroe Street, Suite 1600 Chicago, IL 60661 Attention: Howard S. Lanznar, Esq. Tel: (312) 902-5696 Fax: (312) 902-1061 E-mail: howard.lanznar@kmz.com

(b)	If to the Trustee:

James L. Farnsworth
1501 South Florida Avenue
Lakeland, FL 33803

with a copy (which shall not constitute notice) to:

Gray Harris & Robinson, P.A.
201 East Pine Street
Suite 1400 – SE Bank Building
Orlando, FL 32801
Attention: Michael J. Canan
Tel: (407) 244-5665
Fax: (407) 244-5690
Email: mcanan@grayharris.com

(c)	If to the ESOP Fiduciary:

Consulting Fiduciaries, Inc.
400 Skokie Blvd, Suite 260
Northbrook, IL 60062
Attention: David L. Heald
Tel: (847) 559-9838
Fax: (847) 559-9840
Email: dlheald@aol.com

3

with a copy (which shall not constitute notice) to:

Steiker, Fischer, Edwards & Greenapple, P.C.
10 Shurs Lane, Suite 102
Philadelphia, PA 19127
Attention: Steven R. Fischer
Tel: (215) 508-1500
Fax: (215) 508-2500
Email: sfischer@sfeglaw.com

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three days after the date of mailing if sent by certified or registered mail, or (z) one business day after date of delivery to the overnight courier if sent by overnight courier.

6.                                       Further Assurances; Cooperation by the Parties.  At any time or from time to time each of the parties hereto shall execute and deliver any further instruments or documents and take all such further actions as are reasonably necessary in order to consummate and make effective the transactions contemplated by this Agreement.  The parties to this Agreement will use their reasonable efforts, and will cooperate with each other, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable each of them to effect the transactions contemplated hereby and will otherwise use their reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof.

7.                                       Governing Law.  This Agreement shall be governed by the laws of the State of Delaware without reference to conflicts of law principles thereunder.

8.                                       Headings.  The headings of the various Sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

9.                                       Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any rights or remedies under or by reason of this Agreement.

10.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.                                 Severability.  The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

12.                                 Successors.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective, heirs, legal representatives, successors and permitted assigns.

13.                                 Amendment. This Agreement may not be amended or supplemented except by an written instrument in writing executed by each of the parties hereto.

4

14.                                 ESOP Actions.  Any action agreed to herein      by the ESOP shall have been agreed to on behalf of the ESOP by the Trustee, at the direction of the ESOP Fiduciary.

[signature page follows]

5

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LAZY DAYS’ R.V. CENTER, INC., a Florida corporation

By:
Name:
Title:

EMPLOYEE STOCK OWNERSHIP PLAN
AND TRUST FOR THE EMPLOYEES OF
LAZY DAYS, acting herein through James L.Farnsworth
as the directed trustee of the ESOP
and not in his individual capacity, pursuant to
the direction of the ESOP Fiduciary

By:
Name:
Title:

Exhibit 2.1(G)

EXHIBIT G

Lazy Days R.V. Center, Inc.
Working Capital Calculation
($ in 000s)

	2003									2004
	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar
Current Assets:
Cash (1)	$1,598	$3,534	$7,224	$6,060	$8,838	$7,199	$3,726	$4,598	$8,576	$6,840	$11,204	$9,187
Accounts Receivable	15,348	20,465	16,427	12,867	11,085	11,557	9,025	10,335	13,711	19,334	19,890	15,575
Inventories	89,492	82,934	75,688	70,448	64,921	65,891	67,680	69,023	76,291	70,220	68,414	66,255
LIFO and Other Inventory Adjustments	(4,346)	(4,346)	(4,346)	(4,346)	(4,346)	(4,346)	(4,346)	(4,346)	(4,976)	(4,976)	(4,976)	(4,976)
Unearned Rebate Income	(992)	(963)	(1,152)	(1,149)	(1,131)	(1,267)	(1,233)	(1,204)	(1,442)	(1,058)	(1,134)	(932)
Other Current Assets	1,536	1,517	1,541	1,429	1,383	1,063	1,608	1,657	1,737	1,796	1,740	1,739
Income Tax Receivable	0	0	0	0	0	0	0	0	1,369	1,369	1,369	1,369
Deferred Taxes	0	0	0	0	0	0	0	0	2,352	2,352	2,352	2,352
Total Current Assets	102,637	103,141	95,383	85,309	80,750	80,098	76,461	80,062	97,617	95,876	98,859	90,568

Current Liabilities:
Accounts Payable	$7,923	$10,550	$8,722	$7,043	$6,457	$7,030	$6,483	$8,065	$12,095	$13,480	$12,428	$11,341
Accrued Expenses	1,520	2,036	2,176	2,112	2,134	1,949	2,477	1,692	2,303	2,768	2,726	2,089
Floor Plan Notes Payable	63,891	58,127	55,006	47,357	42,007	43,489	40,251	40,862	52,046	51,330	50,428	38,654
Income Taxes Payable	7,289	8,291	3,693	4,176	4,559	1,174	1,829	2,620	1,633	4,486	6,296	7,978
Deferred Cash Bonus	0	0	66	117	160	190	247	305	359	359	359	359
Unearned Income	590	608	610	631	649	672	686	753	815	699	708	711
Finance Income Reserve	1,015	1,015	1,015	1,015	1,015	1,015	1,015	1,015	993	993	993	993
Current Portion of Notes Payable	10,004	10,004	10,004	10,004	10,004	10,004	10,004	10,004	18,023	10,004	10,004	10,004
ESOP Gurantee Payable Short Term	137	137	137	137	137	137	137	137	342	342	342	342
Total Current Liabilities	92,369	90,768	81,429	72,592	67,121	65,659	63,129	65,454	88,610	84,461	84,285	72,472

Cash Free, Debt Free W/C Incl. Floor Plan	$18,811	$18,980	$16,871	$16,799	$14,931	$17,380	$19,746	$20,151	$16,445	$12,569	$11,365	$16,904

Highlighted line items are excluded from the calculation of working capital.

LTM Average Working Capital as of 3/31/04	$16,746

Working Capital as of 3/31/04	16,904

Working Capital Adjustment	158

Deferred Tax Asset Adjustment	392

Agreed Upon Adjustment	300

Effective Working Capital Adjustment	850

Cash Value of Tax Benefit from Transaction-Related Expenses	4,969

Working Capital Adjustment Including Tax Benefit Consideration	$5,818

(1) Excludes restricted cash, which as of 3/31/04 represented a balance of $749,978.

Exhibit 2.1(H)

Filed as Exhibit 10.7 hereto.

Exhibit 2.1(I)

Not filed.

Exhibit 2.1(J)

Not filed.

Exhibit 2.1(K)

Filed as Exhibit 10.7 hereto.

Exhibit 2.1(L)

Filed as Exhibit 10.3-10.5 hereto.

Exhibit 2.1(M)

Not filed.

Exhibit 2.1(N)

Not filed.

Exhibit 2.1(O)

Not filed.

Exhibit 2.1(P)

Not filed.